Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of February 15, 2007

Among

APPLE HOSPITALITY TWO, INC.,

LION ES HOTELS, LP

and

LION AHT MERGER, LP

-i-

-ii-

AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of February 15, 2007, among APPLE HOSPITALITY TWO, INC., a Virginia corporation (the “Company”), LION ES HOTELS, LP, a Delaware limited partnership (“Buyer”) and LION AHT MERGER, LP, a Virginia limited partnership and a wholly-owned subsidiary of Buyer (“Acquisition Sub”).

RECITALS

WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interest of the Company and its shareholders to consummate the transactions described herein, pursuant to which the Company will merge with and into Acquisition Sub (the “Merger”) and Acquisition Sub will be the Surviving Entity (as defined herein) and each issued and outstanding share of capital stock of the Company will be converted into the right to receive cash (representing an approximate per share price of $11.20) as provided herein;

WHEREAS, Lion ES Management, LLC, a Delaware limited liability company, as the general partner of each of Buyer and Acquisition Sub (the “General Partner”), has approved the Merger and the other transactions contemplated hereby on behalf of each of Buyer and Acquisition Sub, upon the terms and conditions provided herein;

WHEREAS, as an inducement to Buyer and Acquisition Sub to enter this Agreement, each of (i) the officers and the directors of the Company, including Glade M. Knight (“Mr. Knight”), (ii) Mr. Knight’s wife and (iii) an entity controlled by Mr. Knight, have entered into a voting agreement (the “Voting Agreement”) pursuant to which such Person (as defined herein) has agreed, among other things, to vote the Series C Convertible Shares (as defined herein) held by such Person to approve this Agreement and the transactions contemplated hereby, including the Merger. Certain terms used herein shall have the meanings assigned to them in Article X.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER AND INSPECTION PERIOD

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Virginia Stock Corporation Act (the “VSCA”) and the Virginia Revised Uniform Limited Partnership Act (the “VRULPA”), the Company shall be merged with and into Acquisition Sub at the Effective Time (as defined herein) in accordance with this Agreement and the Plan of Merger (the “Plan of Merger”) attached hereto as Exhibit A. Following the Merger, the separate corporate existence of the Company shall cease and Acquisition Sub shall continue as the surviving entity (the “Surviving Entity”) and shall succeed to and assume all the rights and obligations of the Company in accordance with the VSCA and the VRULPA.

Section 1.2 Closing. The closing of the Merger will take place at a mutually agreeable time and place and on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VI (the “Closing Date”).

Section 1.3 Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the parties shall file the articles of merger (the “Articles of Merger”) executed in accordance with Section 13.1-720 of the VSCA and Section 50-73.48:3 of the VRULPA and shall make all other filings or recordings required under the VSCA and the VRULPA to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger for the Merger has been issued by the State Corporation Commission of the Commonwealth of Virginia, or at such later time as Acquisition Sub and the Company shall specify in the Articles of Merger (the time and the day the Merger becomes effective being, respectively, the “Effective Time” and the “Effective Day”), it being understood that the parties shall cause the Effective Time to occur on the Closing Date.

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the VSCA and the VRULPA.

Section 1.5 Certificate of Limited Partnership and Partnership Agreement. The certificate of limited partnership and partnership agreement of Acquisition Sub, in each case as in effect immediately prior to the Effective Time, shall continue to be the Certificate of Limited Partnership and partnership agreement of the Surviving Entity as of the Effective Time of the Merger.

Section 1.6 General Partners. The general partner of Acquisition Sub immediately prior to the Effective Time shall continue to be the general partner of the Surviving Entity.

Section 1.7 Officers. The officers of Acquisition Sub immediately prior to the Effective Time shall continue to be the officers of the Surviving Entity and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.8 Inspection Period.

(a) Buyer shall have the Inspection Period to evaluate any and all matters relating to the business and properties of the Company and the Company Subsidiaries, including title, environmental, and engineering matters. At any time during the Inspection Period, Buyer may elect not to proceed with the Merger at Buyer’s sole and absolute option and discretion, for any reason or without any reason whatsoever, by giving written notice thereof to the Company (“Termination Election”). Unless Buyer shall have given written notice to the Company stating that it has elected to proceed with the Merger on or prior to the expiration of the Inspection Period (an “Election to Proceed”), this Agreement shall automatically terminate at and as of the expiration of the Inspection Period as provided in Section 1.8(c).

(b) On or before March 1, 2007, the Company shall provide Buyer with consolidated financial statements of the Company as of and for the year ending December 31, 2006. The Company shall deliver to Buyer on or before March 15, 2007 a true and complete copy of the audited consolidated balance sheet of the Company as at December 31, 2006 (the “Balance Sheet”) and the audited consolidated statements of income for the 12 months ended December 31, 2006 (together with the Balance Sheet, the “Audited Financial Information”).

(c) In the event Buyer delivers a Termination Election to the Company prior to the expiration of the Inspection Period or Buyer fails to deliver an Election to Proceed prior to the expiration of the Inspection Period (A) this Agreement shall automatically terminate without any further action by any party hereto, (B) all materials supplied by the Company to Buyer shall be returned promptly to the Company, or, at Buyer’s option, destroyed by Buyer with Buyer certifying such destruction to the Company, (C) each of Buyer and the Company shall, as promptly as practicable, execute and deliver an Expiration Notice (as such term is defined in the Deposit Agreement) to the Deposit Agent in accordance with the terms of the Deposit Agreement, and (D) each party will be relieved of all other rights, obligations and liabilities hereunder, except for the parties’ obligations pursuant to Sections 1.9, 5.2 and 8.2 and Article IX.

Section 1.9 Deposit. Simultaneous with the execution of this Agreement by the parties hereto, Buyer shall deliver $1,250,000 in cash (the “First Deposit Amount”) to Fidelity National Title Insurance Company, Attention: Tim Hardin (the “Deposit Agent”) to be held in accordance with the terms and conditions of the Deposit Agreement (as defined herein). If Buyer delivers a Termination Election to the Company prior to the expiration of the Election Period or fails to deliver an Election to Proceed prior to the expiration of the Election Period, then the First Deposit Amount, including any interest thereon, shall be immediately returned to Buyer. At the end of the Inspection Period, if Buyer has delivered an Election to Proceed pursuant to Section 1.8, Buyer shall deposit an additional $1,250,000 in cash (the “Second Deposit Amount”) with the Deposit Agent to be held in accordance with the terms and conditions of the Deposit Agreement. Prior to the Effective Time, the Deposit Agent shall forward to the Paying Agent (as defined herein) the First Deposit Amount and the Second Deposit Amount, including any interest thereon (the “Total Deposit Amount”) to be used as partial payment of the Merger Per Unit Amount. If this Agreement is terminated pursuant to Section 8.1(a), 8.1(b), 8.1(d), 8.1(f), 8.1(g), 8.1(h) or 8.1(i) or by the Company pursuant to Section 8.1(e), the Total Deposit Amount shall be immediately returned to Buyer. If this Agreement is terminated pursuant to Section 8.1(c) or by Buyer pursuant to Section 8.1(e), the Total Deposit Amount shall immediately be paid to the Company. Buyer and the Company shall share equally all costs incurred under the Deposit Agreement.

ARTICLE II

EFFECT OF THE MERGER ON THE EQUITY INTERESTS

OF THE CONSTITUENT ENTITIES

Section 2.1 Effect on Equity Interests.

(a) By virtue of the Merger and without any action on the part of the holder of any outstanding capital stock of the Company, at the Effective Time:

(i) each issued and outstanding common share, no par value (the “Common Shares”), of the Company together with the related Series A Preferred Share, no par value (the “Series A Preferred Shares” and together with the Common Shares, the “Units”), of the Company (other than Units which are Dissenting Shares (as defined herein)) shall be converted into the right to receive the Merger Per Unit Amount (as defined herein) without any interest thereon;

(ii) each issued and outstanding Series C Convertible Preferred Share, no par value (the “Series C Convertible Shares”), of the Company (other than Series C Convertible Shares which are Dissenting Shares) shall be converted into the right to receive the Merger Per Unit Amount without any interest thereon; and

(iii) all such Units and Series C Convertible Shares shall, when so converted, no longer be outstanding and shall automatically be cancelled and retired.

(b) By virtue of the Merger and without any action on the part of the holder of any Company Option (as defined herein), each such option shall be cancelled on the date following the Closing Date in exchange for a cash payment by the Company to be made on such date of an amount of cash equal to the product of (i) the number of Units subject to such option and (ii) the difference between the Merger Per Unit Amount and the per Unit exercise price set forth in such option.

(c) By virtue of the Merger and without any action on the part of the holder thereof, each partnership interest (general or limited) in Acquisition Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and thereafter represent one validly issued, fully paid and nonassessable partnership interest (general or limited) in the Surviving Entity, so that thereafter the owners of outstanding partnership interests in Buyer will continue to be the owners of the outstanding partnership interests in the Surviving Entity.

Section 2.2 Merger Consideration and Exchange Procedures.

(a) Merger Consideration. The consideration for the Merger, subject to the provisions herein, shall be $467,353,600 (such amount, the “Merger Consideration”).

(b) Paying Agent. Prior to the Effective Time, Buyer shall appoint a bank, trust company or other entity that routinely performs paying agent services, which entity shall be reasonably acceptable to the Company, to act as paying agent (the “Paying Agent”) for the payment of the Merger Per Unit Amount for each issued and outstanding Unit and Series C Convertible Share pursuant to a Paying Agent Agreement in form and substance reasonably satisfactory to the Company.

(c) Company Options. All amounts payable pursuant to Section 2.1(b) shall be subject to any required withholding of Taxes and shall be paid without interest. The Company shall use its best efforts to obtain all consents necessary to effectuate the foregoing. Notwithstanding anything contained in this Agreement, payment shall, at Buyer’s request, be withheld in respect of any Company Option until all necessary consents are obtained.

(d) Provision of Cash. Buyer shall provide (i) to the Paying Agent on or before the Effective Time sufficient cash to pay the Merger Per Unit Amount for each issued and outstanding Unit and Series C Convertible Share and (ii) to the Company on or before the date following the Closing Date sufficient cash to enable the Company to pay all amounts payable pursuant to Section 2.1(b).

(e) Exchange Procedures. Prior to the Effective Time, the Company shall mail to each holder of record of outstanding Units and Series C Convertible Shares which will be convertible into the right to receive the Merger Per Unit Amount pursuant to Section 2.1 a letter of transmittal (which shall be in a form and have such other provisions as Buyer and the Company may reasonably agree prior to the Effective Time) to be used for surrendering Units and Series C Convertible Shares for payment of the Merger Per Unit Amount.

(f) No Further Ownership Rights in the Company Capital Stock. The Merger Per Unit Amount paid upon surrender of each Unit and Series C Convertible Share in accordance with the terms of this Article II or the amounts payable to holders of Company Options pursuant to Section 2.1(b) shall be deemed to have been paid in full satisfaction of all rights pertaining to Units and Series C Convertible Shares and all vested Company Options, subject, however, to the obligation of Buyer to pay, without interest and not more than 60 days following the Effective Time, any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares in accordance with the terms of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to such surrender, and there shall be no further registration of transfers on the stock transfer books of the Company of Units and Series C Convertible Shares which were outstanding immediately prior to the Effective Time.

(g) No Liability. None of Buyer, Acquisition Sub, the Company or the Paying Agent shall be liable to any person in respect of any Merger Per Unit Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Merger Consideration delivered to the Paying Agent pursuant to this Agreement that remains unclaimed for 12 months after the Effective Time shall be redelivered by the Paying Agent to Buyer, upon demand, and any holders of Units or Series C Convertible Shares which have not been surrendered as contemplated by Section 2.2 shall thereafter look only to Buyer for delivery of the Merger Per Unit Amount, subject to applicable abandoned property, escheat and other similar laws.

(h) Withholding Rights. Buyer, the Surviving Entity or the Paying Agent shall be entitled to deduct and withhold from the Merger Per Unit Amount or other amount otherwise payable pursuant to this Agreement to any holder of Units, Series C Convertible Shares or Company Options such amounts as Buyer, the Surviving Entity or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Buyer, the Surviving Entity or the Paying Agent, such withheld amounts shall be (i) treated for all purposes of this Agreement as having been paid to the holder of Units, Series C Convertible Shares or Company Options, as the case may be, in respect of which such deduction and withholding was made by Buyer or the Paying Agent and (ii) paid over to the applicable Governmental Entity in accordance with applicable Law.

(i) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, holders of Units or Series C Convertible Shares who have properly exercised, perfected and not subsequently withdrawn or lost their dissenters’ rights with respect thereto in accordance with Article 15 of the VSCA (the “Dissenting Shares”) shall not have any of such Units or Series C Convertible Shares converted into the right to receive, or become exchangeable for, the Merger Per Unit Amount. The holders of such Units or Series C Convertible Shares shall be entitled to receive payment of the fair value of such shares in accordance with the provisions of such Article 15 unless and until such holders fail to perfect or shall have effectively withdrawn or lost their dissenters’ rights under Article 15 of the VSCA. If, after the Effective Time, any such holder fails to perfect or shall have effectively withdrawn or lost such right, each of such holder’s Units or Series C

Convertible Shares shall thereupon be treated as if it had been converted into the right to receive, and become exchangeable for, at the Effective Time, the Merger Per Unit Amount, without interest thereon, as provided in Section 2.1 hereof. Buyer shall be responsible for all payments to be made under such Article 15 in respect of Dissenting Shares.

Section 2.3 Tax Characterizations. The Company and Buyer intend that, for U.S. federal and state income tax purposes, the Merger shall be treated as a taxable sale by the Company of all of the Company’s assets to Buyer in exchange for the Merger Consideration and the assumption of the Company’s liabilities, followed by a liquidating distribution of such Merger Consideration to the holders of the Units and Series C Convertible Shares, as applicable, pursuant to Section 331 and Section 562 of the Code. This Agreement shall constitute a “plan of liquidation” of the Company for U.S. federal income tax purposes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company. The Company represents and warrants to Buyer and Acquisition Sub that, except as set forth or contained in the Company Disclosure Letter (as defined herein):

(a) Organization, Standing and Corporate Power of the Company. The Company is a corporation duly organized and validly existing under the laws of Virginia and has the requisite corporate power and authority to operate its assets and properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operations or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Company Material Adverse Effect.

(b) The Company Subsidiaries. Schedule 3.1(b) to the Company Disclosure Letter sets forth each Company Subsidiary and its respective jurisdiction of formation, each owner and the respective amount of such owner’s equity interest in each Company Subsidiary, and a list of each jurisdiction in which each Company Subsidiary is qualified or licensed to do business and each assumed name under which each such Company Subsidiary conducts business in any jurisdiction. All the outstanding shares of capital stock of each Company Subsidiary that is a corporation have been validly issued, are fully paid and nonassessable and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and all equity interests in each Company Subsidiary that is a partnership or limited liability company are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all Liens. There are no outstanding options, warrants or other rights to acquire ownership interests of or from any Company Subsidiary. Each Company Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted and each Company Subsidiary that is a partnership or limited liability company is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Property Material Adverse Effect. Except for interests in the Company Subsidiaries, neither the Company nor any Company Subsidiary owns directly or indirectly any capital stock or other equity interest in any person.

(c) Capital Structure. The authorized capital stock of the Company consists of 200,000,000 Common Shares, 200,000,000 Series A Preferred Shares, 240,000 Series B Convertible Preferred Shares, no par value (the “Series B Convertible Shares”), 1,272,000 Series C Convertible Shares (the Series C Convertible Shares together with all Units and Series B Convertible Shares, the “Shares”) and 13,728,000 other Preferred Shares. On the date hereof, (i) 40,424,274 Common Shares, 40,424,274 Series A Preferred Shares, no Series B Convertible Shares, 1,272,000 Series C Convertible Shares and no other Preferred Shares were issued and outstanding and (ii) 202,402 Units were reserved for issuance upon exercise of outstanding stock options to purchase Units granted under the Stock Incentive Plans or otherwise (the “Company Options”). All outstanding Shares and Company Options and all Shares or Company Options reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right. Schedule 3.1(c) of the Company Disclosure Letter is a true and complete list, as of the date hereof, of all outstanding options under the Stock Incentive Plans, the number of Units subject to each such option, the exercise price, date of grant and the names and addresses of holders thereof. On the date of this Agreement, except as set forth above in this Section 3.1(c), no Shares or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except (A) for the Units, the Series C Convertible Shares and the Company Options, (B) as set forth in Schedule 3.1(c) to the Company Disclosure Letter, and (C) as otherwise permitted under Section 4.1, there are no outstanding securities, options, stock appreciation rights, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which such entity is bound, obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All dividends or distributions on securities of the Company or any Company Subsidiary that have been declared or authorized prior to the date of this Agreement have been paid in full.

(d) Authority; Noncontravention; Consents.

(i) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger, this Agreement and the other transactions contemplated hereby by the affirmative vote, in each case as a separate voting group, of (A) a majority of the outstanding Common Shares, (B) more than two-thirds of the outstanding Series A Preferred Shares, (C) more than two-thirds of the outstanding Series C Convertible Shares, and (D) a majority of the total of the (1) outstanding Common Shares plus (2) Common Shares represented by the Series C Convertible Shares voting on an as-converted basis (the “Company Shareholder Approval”), to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions, subject to receipt of the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity, whether considered in a proceeding at law or in equity.

(ii) The execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, (A) the Company Organizational Documents, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease, franchise agreement, license agreement or other agreement or instrument applicable to the Company or any Company Subsidiary or their respective properties or assets (it being understood that no representation is being given as to whether the Surviving Entity or any subsidiary will be in compliance with any financial covenants contained therein following the Merger), (C) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to the Company or any Company Subsidiary, or their respective properties or assets, other than, in the case of clause (B) or (C), any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate would not (1) have a Property Material Adverse Effect or (2) reasonably be expected to otherwise prevent the Company from performing its obligations under this Agreement or the transactions contemplated hereby.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission, governmental arbitrator or other governmental authority, instrumentality or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of any of the transactions contemplated hereby and thereby, except for (A) the filings with the Securities and Exchange Commission (the “SEC”) of (1) the preliminary and definitive proxy materials relating to the shareholders’ meeting (the “Company Shareholders Meeting”) for the Company Shareholder Approval (such proxy materials, as amended or supplemented from time to time, the “Proxy Statement”), and (2) such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (B) the filing of Articles of Merger with the State Corporation Commission of the Commonwealth of Virginia, (C) such filings with Governmental Entities to satisfy the applicable requirements of the laws of states in which the Company and any Company Subsidiary are qualified or licensed to do business, as set forth in Schedule 3.1(d)(iii) and (D) such other consents, approvals, orders, authorizations, registrations, declarations and filings (1) as are set forth in Schedule 3.1(d)(iii) to the Company Disclosure Letter or (2) which, if not obtained or made, would not reasonably be expected to prevent or delay in any material respect the consummation of the Merger or the other transactions contemplated hereby or otherwise prevent the Company from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Company Material Adverse Effect.

(e) SEC Documents; Financial Statements.

(i) The Company has filed with the SEC, and has made available to Buyer (by public filing with the SEC), all reports, schedules, forms, statements and other documents required to be filed by the Company since January 1, 2003 (as amended through the date hereof, the “Company SEC Documents”). All of the Company SEC Documents (other than preliminary material), as of their respective filing dates, were prepared in accordance with, in all material respects, and complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents at the time of filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed the Company SEC Documents. The Company does not have any outstanding and unresolved comments from the SEC with respect to any of the Company SEC Documents. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, reports, schedules statements or other documents with the SEC, any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation service. The Company has made available to Buyer copies of all material correspondence between the SEC, on the one hand, and the Company and any of the Company Subsidiaries, on the other hand, since January 1, 2001 through the date of this Agreement. At all applicable times, the Company has complied in all material respects with the applicable certification requirements of the Sarbanes-Oxley Act of 2002 and rules and regulations promulgated thereunder, as amended from time to time (the “Sarbanes-Oxley Act”).

(ii) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the Company Subsidiaries included or incorporated by reference in the Company SEC Documents (including, in each case, any notes thereto) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited interim financial statements, as permitted by Forms 10-Q or 8-K of the SEC) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial condition of the Company and the Company Subsidiaries taken as a whole as of the dates thereof and consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to the absence of notes and normal year-end adjustments). The books of account and other financial records of the Company and the Company Subsidiaries are accurately reflected in all material respects in the financial statements included in the Company SEC Documents. The Company has no Company Subsidiary which is not consolidated for accounting purposes.

(iii) The Audited Financial Information will be prepared in accordance with GAAP applied on a basis consistent with the consolidated financial statements included in the Company SEC Documents and will fairly present in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and the Company Subsidiaries taken as a whole as at and for the period indicated. The books of account and other financial records of the Company and the Company Subsidiaries will be accurately reflected in all material respects in the Audited Financial Information.

(f) Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents since December 31, 2005 (the “Company Financial Statement Date”) and through the date of this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practices and there has not been (i) a Company Material Adverse Effect, nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Company Material Adverse Effect, (ii) except for regular quarterly distributions (in the case of the Company) not in excess of $0.2125 per Share with customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any outstanding security of the Company or any Company Subsidiary, (iii) any split, combination or reclassification of any of the Company’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its beneficial interest or any issuance of an ownership interest in, any Company Subsidiary except as contemplated by this Agreement, (iv) any issuance of Company Options or restricted shares of the capital stock of the Company, (v) any amendment of any term of any outstanding security of the Company or any Company Subsidiary, (vi) any repurchase, redemption or other acquisition by the Company or any Company Subsidiary of any outstanding shares, stock or other securities of, or other ownership interests in, the Company or any Company Subsidiary, (vii) any split, combination or reclassification of any of the Company’s stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its stock or any issuance of an ownership interest in, any Company Subsidiary, (viii) any damage or destruction to or loss of Company Property, not covered by insurance, that has or would have a Property Material Adverse Effect, (ix) any change in accounting methods, principles or practices or any change in any tax method or election that has or would have a Company Material Adverse Effect by the Company or any Company Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the Company SEC Documents or required by a change in GAAP or regulatory accounting principles, (x) the entering into or amendment of any employment, consulting, severance, retention, change in control, tax gross-up, deferred compensation, special or stay bonus, or any other agreement between the Company and any officer or any Company Subsidiary director or other employee or contractor of the Company, (xi) any increase in the amount of compensation, bonus or other benefits payable to any current or former director, trustee, officer or other employee (other than in the ordinary course of business consistent with past practices), of the Company or the Company Subsidiaries, (xii) any grant of severance or termination pay or benefits (or any increase in the amount of such pay or benefits) to any current or former director, trustee, officer or other employee of the Company or the Company Subsidiaries that would be payable at or after the Effective Time, (xiii) any material incurrence, assumption or guarantee by the Company or any Company Subsidiary of any indebtedness, (xiv) any creation or assumption by the Company or any Company Subsidiary of any Lien in an amount, individually or in the aggregate, in excess of $500,000 on any asset, (xv) any material commitment, contractual obligation (including any Company Franchise Agreement or any Management Agreement Documents, any lease (capital or otherwise) or any letter of intent), borrowing, guaranty, capital expenditure (outside the ordinary course) or transaction entered into by the Company or by any Company Subsidiary, or (xvi) any making of any material loan, advance or capital contribution to or investment in any Person.

(g) Litigation. Except as disclosed in the Company SEC Documents or for such matters reported to the Company by the managers of the Company Properties which are listed on Schedule 3.1(g) hereto, to the Knowledge of the Company there is no pending or threatened Legal Action against or affecting (i) the Company or any Company Subsidiary or any asset of the Company or any Company Subsidiary or (ii) any director, officer or employee of the Company or any Company Subsidiary or other Person for whom the Company or any Company Subsidiary may be liable that, individually or in the aggregate, could reasonably be expected to (A) have a Company Material Adverse Effect or (B) prevent the consummation of the Merger or any of the other transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect. Other than pursuant to the Company Organizational Documents, no Contract between the Company or any Company Subsidiary and any current or former director, officer, employee or shareholder (or equivalent interest holder) exists that provides for indemnification.

(h) Taxes.

(i) Each of the Company and each Company Subsidiary has timely filed all material Tax Returns (as defined herein) and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so). Each such Tax Return is true, correct and complete in all material respects. The Company and each Company Subsidiary have paid (or the Company has paid on their behalf), within the time and manner prescribed by law, all material Taxes (as defined herein) that are due and payable. The most recent financial statements contained in the Company SEC Documents filed with the SEC prior to the date of this Agreement reflect an adequate reserve or accrued liabilities or expenses for all Taxes due and payable by the Company and the Company Subsidiaries as a group for all taxable periods and portions thereof through the date of such financial statements, except for failures to reflect adequate reserves that would not in the aggregate be material. The Company and the Company Subsidiaries (as a group) have established on their books and records (which may, but are not required to, be reflected only on the books and records of the Company) reserves or accrued liabilities or expenses that are adequate for the payment of all material Taxes for which the Company or any Company Subsidiary is liable but are not yet due and payable. The Company has incurred no liability for any Taxes under Sections 857(b), 860(c) or 4981 of the Code or Treasury Regulation Sections 1.337(d)-5, 1.337(d)-6 or 1.337(d)-7, including, without limitation, any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code and the excise tax on redetermined rents, redetermined deductions, and excess interest under Section 857(b)(7) of the Code; and neither the Company nor any of the Company Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business and other than transfer or similar Taxes arising in connection with the sale of property. No material deficiencies for Taxes have been asserted or assessed in writing by a Governmental Entity against the Company or any of the Company Subsidiaries, and no requests for waivers of the time to assess any such Taxes have been granted and remain in effect or are pending. No material claim is pending or proposed by any Governmental Entity in any jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation by such jurisdiction, nor are there any facts that could reasonably be expected to give rise to such a claim. Copies of all material Tax Returns with respect to taxable years commencing on or after the taxable year ending December 31, 2000 have been delivered to or made available to representatives of Buyer. For purposes of this Agreement, “Taxes” shall mean any U.S. federal, state, local or foreign income, gross receipts, license, payroll, employment withholding, property, sales, excise or other tax or governmental charges of any nature whatsoever, together with any penalties, interest or additions thereto and “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(ii) The Company (A) for all of its taxable years commencing with the year ending December 31, 2001 through the most recent December 31, has been subject to taxation as a real estate investment trust (“REIT”) under the Code within the meaning of Section 856 of the Code and has satisfied the requirements to qualify as a REIT for such years, (B) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT upon Closing, and (C) has not taken or omitted to take any action which could reasonably be expected to result in a challenge by the IRS to its status as a REIT, and, to the Company’s Knowledge, no such challenge is pending or threatened. Each Company Subsidiary that files Tax Returns as a partnership (or is a disregarded entity), for U.S. federal income tax purposes has, since inception, been classified for federal income tax purposes as a partnership (or as a disregarded entity) and not as a corporation or as an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code. Each Company Subsidiary which is a corporation has been since its formation classified as a qualified REIT subsidiary under Section 856(i) of the Code, a taxable REIT subsidiary under Section 856(l) of the Code or as a REIT under Sections 856 through 860 of the Code.

(iii) (A) Neither the Company nor any Company Subsidiary is a party to any material pending action or proceeding, including any audit or contests, by any Governmental Entity with regard to Taxes or Tax Returns of the Company or any Company Subsidiary; (B) no material claim for assessment or collection of Taxes has been asserted against the Company or any Company Subsidiary; (C) there are no audits pending with or proposed in writing by any taxing authority with respect to any material Taxes or Tax Returns; and (D) neither the Company nor any Company Subsidiary has requested, received or is subject to any written ruling of a taxing authority or has entered into any written agreement with a taxing authority with respect to any Taxes.

(iv) The Company does not have any earnings and profits attributable to the Company or any other corporation for any non-REIT year within the meaning of Section 857 of the Code.

(v) Neither the Company nor any Company Subsidiary has made any payments, or obligated to make any payments, or are parties to an agreement that could obligate them to make any payments that will not be deductible under Section 280G of the Code.

(vi) Neither the Company nor the Company Subsidiaries are a party to any Tax allocation or sharing agreement.

(vii) The Company and the Company Subsidiaries do not have any liability for the Taxes of any Person other than the Company and the Company Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (B) as a transferee or successor.

(viii) There are no Tax Protection Agreements.

(ix) All material amounts of Taxes which the Company or the Company Subsidiaries are required by Law to withhold or collect, including material Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and sales, gross receipts and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities or, if not yet due, are held in separate bank accounts for such purpose. There are no Liens for material Taxes upon the assets of the Company or the Company Subsidiaries except for statutory Liens for Taxes not yet due.

(i) Related Party Transactions. Except as set forth in the Company SEC Documents, there is no (i) loan outstanding from or to any employee, officer or director of the Company, (ii) employment or severance contract or other arrangement with respect to severance with respect to any employee, officer or director of the Company or any Company Subsidiary, or (iii) any agreement to appoint or nominate any person as a director of the Company. Except as set forth in the Company SEC Documents and except for compensation, benefits and advances received in the ordinary course of business by employees, directors or consultants of the Company or the Company Subsidiaries, there are no arrangements, agreements or contracts which continue in effect as of the date hereof entered into by the Company or any of the Company Subsidiaries, on the one hand, and any Person who is an officer, director or affiliate of the Company or any Company Subsidiary, any member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) of the foregoing or an entity of which any of the foregoing is an Affiliate, on the other hand. True and materially complete copies of all such documents have been made available to Buyer prior to the date hereof.

(j) Brokers. No broker, investment banker, financial advisor or other person, other than UBS Securities LLC (“UBS”), the fees and expenses of which, as set forth in a letter agreement between the Company and UBS, have previously been disclosed to Buyer, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

(k) Permits; Compliance with Laws.

(i) The Company and the Company Subsidiaries, or the management companies for the Company Properties, own and/or possess all franchises, grants, easements, consents, certificates, permits, licenses (including liquor licenses), variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Entities necessary for it to own, lease and operate the Company’s properties and assets or to carry on its business as it is now being conducted (the “Permits”), except where the failure to have such Permits would not have a Property Material Adverse Effect. All such Permits are in full force and effect. The Company or any Company Subsidiary has received no notice that any suspension, modification or revocation of any of them is pending or, to the Knowledge of the Company, threatened nor, to the Knowledge of the Company, do grounds exist for any such action, except for such suspensions, modifications or revocations as would not have a Property Material Adverse Effect.

(ii) Except as disclosed in the Company SEC Documents, neither the Company nor any of the Company Subsidiaries has violated or failed to comply with any Permit, or any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a Property Material Adverse Effect.

(l) Contracts.

(i) Except for Contracts which are entered into by a third-party manager on behalf of the Company pursuant to any Management Agreement Document (as defined herein) or Contracts which the Company was required to enter into pursuant to the terms of a Management Agreement Document, Schedule 3.1(l)(i) of the Company Disclosure Letter contains a list of the following Contracts the Company or any Company Subsidiary is party thereto as of the date hereof:

(A) any lease of real or personal property, with third parties other than the Company or any Company Subsidiary, providing for annual rentals of $50,000 or more;

(B) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets that is not terminable without material penalty on 30 days’ notice by the Company or the Company Subsidiaries and that provides for or is reasonably likely to require either (1) annual payments from the Company and the Company Subsidiaries of $50,000 or more, or (2) aggregate payments from the Company and the Company Subsidiaries of $75,000 or more;

(C) any partnership, limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture which is not a Company Subsidiary;

(D) any Contract under which indebtedness for borrowed money is outstanding in an amount in excess of $200,000 (including guarantees) or may be incurred or pursuant to which any property or asset of the Company or any Company Subsidiary is mortgaged, pledged or otherwise subject to a Lien, or any Contract restricting the incurrence of indebtedness or the incurrence of Liens or restricting the payment of dividends or the transfer of any Company Property;

(E) any Contract currently required to be filed as an exhibit to the Company’s Annual Report on Form 10–K pursuant to Item 601(b)(10) of Regulation S–K under the Securities Act;

(F) any Contract that purports to limit in any respect the right of the Company or the Company Subsidiaries or any Affiliate of the Company (1) to engage in any line of business, or (2) to compete with any person or operate in any location;

(G) any Contract providing for the sale or exchange of, or option to sell or exchange, any Company Property, or for the purchase or exchange of, or option to purchase or exchange, any real estate entered into in the past two years or in respect of which the applicable transaction had not been consummated;

(H) any Contract entered into in the past two years or in respect of which the applicable transaction had not been consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than Contracts referenced in clause (G) of this Section 3.1(m)(i)) or capital stock or other equity interests of another person for aggregate consideration in excess of $50,000, in each case other than in the ordinary course of business and in a manner consistent with past practice;

(I) any Contract pursuant to which the Company, any Company Subsidiary or any other Person manages any real property;

(J) other than Contracts for ordinary repair and maintenance, any Contract relating to the development or construction of, or additions or expansions to, the Company Properties, under which the Company or any Company Subsidiary has, or expects to incur, an obligation in excess of $50,000 in the aggregate that has not been satisfied as of the date hereof;

(K) any advertising or other promotional Contract providing for payment by the Company or any Company Subsidiary of $50,000 or more;

(L) any Contract to which the Company or any Company Subsidiary has continuing indemnification obligations relating to the settlement or proposed settlement of any Legal Action, which involves the issuance of equity securities or the payment of an amount, in any such case, having a value of more than $50,000;

(M) any license, royalty or other Contract concerning Intellectual Property which is material to the Company and the Company Subsidiaries; and

(N) any Contract (other than Contracts referenced in clauses (A) through (M) of this Section 3.1(l)(i)) which by its terms calls for payments by or liability of the Company or any Company Subsidiary in excess of $75,000 other than any Contract under this clause (N) that, by its terms, is terminable within six months of this Agreement (without termination fee or penalty). The Contracts described in clauses (A) through (N) and those required to be identified in Schedule 3.1(l)(i) to the Company Disclosure Letter, the Company Franchise Agreements and the Management Agreement Documents, in each case together with all exhibits and schedules thereto being, the “Material Contracts.”

(ii) Except for such breaches and defaults as would not result in a Company Material Adverse Effect, (A) neither the Company nor any Company Subsidiary is and, to the Company’s Knowledge, no other party is in breach or violation of, or default under, any Material Contract, (B) none of the Company or any of the Company Subsidiaries has received any claim of default under any such Material Contract, and (C) no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both). Each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect. The Company has made available to Buyer true and complete copies of all Material Contracts, including any amendments or supplements thereto.

(iii) Except as disclosed in the Company’s Proxy Statement filed on April 4, 2006 with the SEC, there are no Contracts or material transactions between the Company or any Company Subsidiary, on the one hand, and any (A) officer or director of the

Company or any Company Subsidiary, (B) record or beneficial owner of 5% or more of the voting securities of the Company, or (C) associate (as defined in Rule 12b-2 under the Exchange Act) or affiliate of any such officer, director or record or beneficial owner, on the other hand.

(m) Environmental Matters. Except as disclosed in the environmental audits/reports listed in Schedule 3.1(m) to the Company Disclosure Letter: (i) the Company and each Company Subsidiary has obtained all licenses, permits, authorizations, approvals and consents from Governmental Entities which are required in respect of its business, operations, assets or properties under any applicable Environmental Law (as defined herein) and the Company and each Company Subsidiary is in compliance in all material respects with the terms and conditions of all such licenses, permits, authorizations, approvals and consents and with any applicable Laws of any Governmental Entity relating to human health, safety or protection of the environment (“Environmental Laws”) except for violations and failures to comply which would not, individually or in the aggregate, have a Company Material Adverse Effect; (ii) neither the Company nor any Company Subsidiary has been notified in writing that it is a potentially responsible party, under CERCLA or any similar law of any state, locality, or any other jurisdiction; and (iii) neither the Company nor any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any outstanding judgment, decree or judicial order relating to compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances (as defined herein) with any Governmental Entity and, to the Knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened with respect thereto. For purposes of this Agreement, “Hazardous Substance” shall mean any element, pollutant, contaminant, waste, compound, substance or material of any nature whatsoever (including, without limitation, any product) that is listed, classified or regulated pursuant to any Environmental Law or the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law, including, without limitation, any petroleum product, by-product or additive, asbestos, asbestos-containing material, polychlorinated biphenyls, radioactive materials, volatile organic compound, petroleum or petroleum products (including crude oil and any fraction thereof) or hazardous air pollutant. To the Company’s Knowledge, the Company has made available to Buyer true and complete copies of all environmental reports and audits that are within its or any Company Subsidiary’s possession or control, and to the Company’s Knowledge, no other environmental reports or audits exist with respect to the Company, any Company Subsidiary or any Company Property.

(n) The Company Properties.

(i) Schedule 3.1(n)(i) to the Company Disclosure Letter lists each hotel (collectively, the “Owned Hotels”), and other parcels of real property currently owned by the Company or any Company Subsidiary, and sets forth the Company or applicable Company Subsidiary owning such property (the “Company Properties”). Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports) referenced in Schedule 3.1(n)(i) to the Company Disclosure Letter, copies of such policies and reports were made available for review to Buyer: (A) the Company or a Company Subsidiary owns fee simple title to each of the Company Properties, free and clear of Liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (“Encumbrances”) except for Encumbrances securing obligations disclosed in the consolidated balance sheets included in the Company SEC Documents, mechanics and materialmen’s liens for amounts incurred in the ordinary course of business and which are not yet due and payable or are being contested in good faith, Encumbrances for Taxes not yet due and payable or which are being contested in good faith and for which the Company has made adequate provision in accordance with GAAP, and easements, rights of way, restrictive covenants and other non-monetary Encumbrances which individually, or in the aggregate, could not reasonably be expected to have a Property Material Adverse Effect; (B) except as would not have a Property Material Adverse Effect, neither the Company nor any Company Subsidiary has received written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Company Properties issued by any Governmental Entity; and (C) except as would not have a Property Material Adverse Effect, neither the Company nor any Company Subsidiary has received notice to the effect that there are (1) condemnation or rezoning proceedings that are pending or threatened with respect to any of the Company Properties or (2) zoning, building or similar laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas.

(ii) Schedule 3.1(n)(ii) to the Company Disclosure Letter lists each franchise, license or other similar agreement providing the right to utilize a brand name or other rights of a hotel chain or system at any Company Property of the Company or any Company Subsidiary and sets forth the Company or any such Company Subsidiary party to such agreement, the date of such agreement and each amendment, guaranty, or other agreement binding on the Company or any Company Subsidiary and relating thereto (collectively, “Company Franchise Agreements”). True, correct and complete copies of each Company Franchise Agreement have been made available to Buyer. Each Company Franchise Agreement is valid, binding and in full force and effect as against the Company or the Company Subsidiaries and, to the Company’s Knowledge, as against the other party thereto. Neither the Company nor any Company Subsidiary owes any termination, cancellation or other similar fees or any liquidated damages to any third party franchisor.

(iii) Schedule 3.1(n)(iii) to the Company Disclosure Letter lists each management agreement pursuant to which any third party manages or operates any Company Property on behalf of the Company or any Company Subsidiary, and describes the property that is subject to such management agreement, the Company or the Company Subsidiary that is a party, the date of such management agreement and each material amendment, guaranty or other agreement binding on the Company or any Company Subsidiary and relating thereto (collectively, the “Management Agreement Documents”). True, correct and complete copies of all Management Agreement Documents have been made available to Buyer. Each of the Management Agreement Documents is valid, binding and in full force and effect as against the Company or the Subsidiaries and, to the Company’s Knowledge, as against the other party thereto. Neither the Company nor any Company Subsidiary owes any termination, cancellation or other similar fees or any liquidated damages to any third party manager or operator.

(iv) The Company has not received written notice of, nor does the Company have any Knowledge of, any latent defects or adverse physical conditions affecting any Company Property or the improvements thereon, except as would not have a Property Material Adverse Effect.

(o) Personal Property. The Company and the Company Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all personal Company and Company Subsidiary assets owned, used or held for use by them. Neither the Company’s nor any Company Subsidiary’s ownership of in any such personal property is subject to any Liens, other than Liens that, individually or in the aggregate, would not have a Company Material Adverse Effect.

(p) Insurance. Schedule 3.1(p) to the Company Disclosure Letter sets forth a complete and correct list of all material insurance policies owned or held by the Company and each Company Subsidiary, true and complete copies of which have been made available to Buyer. There is no claim by the Company or any Company Subsidiary pending under any such policies which (i) has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (ii) if not paid, would have a Company Material Adverse Effect. With respect to each such insurance policy, to the Knowledge of the Company, (A) the policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect; (B) neither the Company nor any Company Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (C) as of the date hereof no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (D) as of the date hereof no notice of cancellation or termination has been received; and (E) the policy is sufficient for compliance with all material requirements of Law and the express requirements of all material Contracts to which the Company or the Company Subsidiaries are parties or otherwise bound. The Company and the Company Subsidiaries maintain policies or binders of insurance covering risks and events and in amounts adequate for their respective businesses and operations to the extent customary in the industry in which they operate, and no such policies will terminate as a result of the consummation of the transactions contemplated by this Agreement.

(q) Information Supplied. None of the information supplied or to be supplied by the Company or any Company Subsidiary specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the holders of Units or Series C Convertible Shares and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(r) Books and Records.

(i) The books of account and other financial records of the Company and each Company Subsidiary are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the Company SEC Documents.

(ii) The Company has made available to Buyer true, correct and complete copies of the articles of incorporation and by-laws of the Company, as amended to date, and the articles of incorporation, by-laws, partnership agreements or other organizational documents, as the case may be, of each Company Subsidiary, each as amended or supplemented to the date of this Agreement (all such organizational documents of the Company and the Company Subsidiaries collectively, the “Company Organizational Documents”). Neither the Company nor any Company Subsidiary is, nor has the Company or any Company Subsidiary been, in violation of any of the Company Organizational Documents in any material respect.

(iii) True, correct and complete copies of the minutes of all meetings of the stockholders, members, partners, the boards of directors or managers, as applicable, and each committee of the boards of directors or managers, as applicable, of the Company and each Company Subsidiary have been made available to Buyer.

(s) Labor Matters. Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary relating to their business, except for any such proceeding as would not have a Company Material Adverse Effect. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any Company Subsidiary.

(t) Vote Required. The only vote of the holders of any class or series of the Company’s capital stock necessary (under applicable law or otherwise) to approve the Merger, this Agreement and the other transactions contemplated hereby is the Company Shareholder Approval.

(u) No Undisclosed Material Liabilities. Except as disclosed in the Company SEC Documents filed prior to the date hereof and except for additional borrowings under the Company’s line of credit under that certain Loan Agreement dated April 30, 2004 with Wachovia Bank, National Association, as amended (the “Line of Credit”), up to an aggregate amount not to exceed $25,000,000, there are no Liabilities of the Company or any of the Company Subsidiaries, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability, other than: (i) Liabilities adequately reserved for on the Reference Balance Sheet, (ii) Liabilities incurred in the ordinary course of business consistent with past practice subsequent to December 31, 2006 and (iii) such other Liabilities as would not, individually or in the aggregate, have a Company Material Adverse Effect. Schedule 3.1(u) to the Company Disclosure Letter sets forth a complete list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any material indebtedness of the Company or any Company Subsidiary, is outstanding or may be incurred and the respective principal amounts outstanding thereunder as of December 31, 2006.

(v) Intellectual Property. To the Knowledge of the Company (i) the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to the Company or any Company Subsidiary that the conduct of the business of the Company and the Company Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any third party except for any such infringement, misappropriation or claim that individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (ii) the Company or a Company Subsidiary owns or is licensed to use or otherwise has the right to use all Intellectual Property as currently used in the operation of its respective business, in accordance with the terms of any applicable license agreement except where the failure to possess or have adequate rights to use such properties individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

(w) Disclosure. No representation or warranty of the Company in this Agreement and no statement in the Company Disclosure Letter contains any material untrue statement or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made and when such documents are read together in their entirety, not misleading. No notice given pursuant to Section 5.3 will contain any material fact or untrue statement or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

Section 3.2 Representations and Warranties of Buyer and Acquisition Sub. Buyer and Acquisition Sub represent and warrant to the Company as follows:

(a) Organization and Corporate Power. Each of Buyer and Acquisition Sub is a limited partnership duly organized and validly existing under the laws of the jurisdiction of its formation and has the requisite power and authority to carry on its business as now being conducted.

(b) Authority; Noncontravention; Consents. Each of Buyer and Acquisition Sub have the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and Acquisition Sub and the consummation by Buyer and Acquisition Sub of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Buyer and Acquisition Sub and no other action or proceedings on the part of Buyer or Acquisition Sub are necessary with respect thereto. This Agreement has been duly executed and delivered by Buyer and Acquisition Sub and constitutes valid and binding obligations of Buyer and Acquisition Sub, enforceable against Buyer and Acquisition Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity. The execution and delivery of this Agreement by Buyer and Acquisition Sub do not, and the consummation of the transactions contemplated hereby and compliance by Buyer and Acquisition Sub with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under (i) the certificate of limited partnership, partnership agreements or other organizational documents of Buyer or Acquisition Sub, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, license or other agreement applicable to

Buyer or Acquisition Sub or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to Buyer or Acquisition Sub or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would have a material adverse effect on the ability of Buyer or Acquisition Sub to consummate the Merger or the other transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer or Acquisition Sub in connection with the execution and delivery of this Agreement by Buyer or Acquisition Sub or the consummation by Buyer or Acquisition Sub of any of the transactions contemplated hereby, except for the filing of the Articles of Merger with the State Corporation Commission of the Commonwealth of Virginia.

(c) Financing. Buyer and Acquisition Sub will have on the Closing Date sufficient available funds to pay the aggregate Merger Consideration and all fees and expenses required to be paid in connection with the Merger and the transactions contemplated hereby, and will obtain equity and debt financing commitment letters, true and complete copies of which will be delivered to the Company prior to the expiration of the Inspection Period, from responsible investors and financial institutions providing for commitments to provide all funds necessary to consummate the transactions contemplated hereby. Buyer has no reason to believe that the equity and debt commitments will not be funded in full, and Buyer has not made a material misrepresentation in connection with obtaining such equity and debt financing commitments.

(d) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer or Acquisition Sub.

(e) Information Supplied. None of the information supplied or to be supplied by Buyer specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the holders of Units or Series C Convertible Shares and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE IV

COVENANTS

Section 4.1 Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to retain the services of its current officers and key employees, preserve intact its current business organization, goodwill, relationships with its franchisors, licensors, customers, suppliers and other Persons with whom it or they have material business relationships, preserve intact its ongoing businesses and maintain the Company’s status as a REIT within the meaning of the Code. Without limiting the generality of the foregoing, the following additional restrictions shall apply: During the period from the date of this Agreement to the Effective Time, except as set forth in Schedule 4.1 to the Company Disclosure Letter, as otherwise specifically contemplated by this Agreement, or as consented to in writing by Buyer, the Company shall not, and shall cause each Company Subsidiary, not to (and not to authorize or commit or agree to):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any shares of capital stock of the Company; provided, however, that the Company may pay, at any time prior to the Closing Date, a dividend to holders of Shares as of March 27, 2007 in an amount per Share equal to the greater of (A) $0.2125 or (B) the amount (on a per share basis) of operating revenue of the Company in the first quarter of 2007 minus all expenses and debt principal amortization paid (or amounts that were required to have been paid under the Company’s loan documents) by the Company and the Company Subsidiaries in the first quarter of 2007, (the amount of which operating revenue minus all expenses and debt principal amortization the Company shall communicate to Buyer prior to the declaration of such dividend, and the Company shall deliver a certificate signed on behalf of the Company by the chief financial officer of the Company certifying as to the truth and accuracy of the Company’s calculation); provided further, however, that, if the Closing has not occurred by June 30, 2007, the Company may pay, at any time prior to the Closing, a dividend to holders of Shares as of June 26, 2007 in an amount per Share equal to the greater of (A) $0.2125 or (B) the amount (on a per share basis) of operating revenue of the Company in the second quarter of 2007 minus all expenses and debt principal amortization paid (or amounts that were required to have been paid under the Company’s loan documents) by the Company and the Company Subsidiaries in the second quarter of 2007 (the amount of which operating revenue minus all expenses and debt principal amortization the Company shall communicate to Buyer prior to the declaration of such dividend, and the Company shall deliver a certificate signed on behalf of the Company by the chief financial officer of the Company certifying as to the truth and accuracy of the Company’s calculation), (ii) split, combine or reclassify any capital stock or partnership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock or partnership interests, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company;

(b) amend any of the Company Organizational Documents;

(c) (i) merge, consolidate or enter into any other business combination transaction with any Person, (ii) acquire (by merger, consolidation or acquisition) any Person or (iii) purchase any capital stock or debt securities, any other voting or redeemable securities of or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or redeemable or convertible securities, or all or a material portion of the assets of, any Person;

(d) purchase any assets, except as permitted pursuant to Section 4.1(f) below or in transactions made in the ordinary course of business consistent with past practice and which are not material, individually or in the aggregate;

(e) issue, deliver or sell, grant or pledge, encumber, assign, purchase or dispose of any option or other right in respect of, any shares of capital stock or debt securities, any other voting or redeemable securities of the Company or any Company Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or redeemable or convertible securities except to the Company or a Company Subsidiary;

(f) subject to (g) below, make, undertake or enter into any new commitments obligating the Company or any Company Subsidiary to (i) except for discretionary capital expenditures by the manager of any Company Property or capital expenditures for emergency situations, make, capital expenditures in excess of $20,000 for a specific project or $500,000 in the aggregate over the capital expenditures budget, (ii) undertake any substantial renovation or rehabilitation of any Company Property, (iii) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (each, a “Commitment”) for the acquisition of any real property, including by the acquisition of equity securities in an entity that holds any such real property, or other transaction, or amend any Commitment in any material respect, (iv) commence construction of, or enter into any Commitment to develop or construct, other real estate projects, (v) incur indebtedness (secured or unsecured) other than under the Line of Credit or (vi) modify, amend, terminate or enter into any commitment to modify, amend or terminate any indebtedness in existence as of the date hereof;

(g) except for the sale of the Las Vegas Residence Inn (which is to be sold prior to the Closing pursuant and subject to the terms and conditions of a sale agreement delivered to Buyer prior to the expiration of the Inspection Period), sell, lease, mortgage, subject to Lien or otherwise dispose of any of the Properties, including by the disposition or issuance of equity securities in an entity that owns any Property,

(h) sell, lease, mortgage, subject to Lien or otherwise dispose of any of its personal or intangible property, except in transactions made in the ordinary course of business consistent with past practice and which are not material, individually or in the aggregate;

(i) (i) assume or guarantee the indebtedness of another Person, enter into any “keep well” or other agreement to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (ii) prepay, refinance or amend any existing indebtedness (except in connection with the sale of the Las Vegas Residence Inn), or (iii) make any loans, advances, capital contributions or investments in any other Person or any Company Subsidiary, other than loans, advances, capital contributions or investments in Company Subsidiaries in existence on the date hereof;

(j) make or rescind any Tax election (unless required by law or necessary to preserve the Company’s status as a REIT or the status of any Company Subsidiary that is a partnership or disregarded entity for U.S. federal tax purposes, after prior consultation with Buyer);

(k) (i) change in any material manner any of its methods, principles or practices of accounting in effect at the Company Financial Statement Date (including as to reserve policies for furniture, fixtures and equipment), or (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of its U.S. federal income tax return for the taxable year ending December 31, 2005, except, in the case of clause (i), as may be required by the SEC, applicable law or GAAP and with prior written notice thereof to Buyer;

(l) settle or compromise any material litigation where the Company is a defendant, including any shareholder derivative or class action claims other than settlements or compromises for litigation providing solely for the payment of money damages where the amount paid (after reduction by any insurance proceeds actually received or appropriate credits are applied from self-insurance reserves) by the Company and any Company Subsidiary in settlement or compromise does not exceed $100,000;

(m) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries;

(n) adopt a shareholder rights plan;

(o) terminate, allow to lapse or fail to renew or maintain in place any insurance coverage maintained by the Company and the Company Subsidiaries on the date hereof, unless the Company, the Company Subsidiaries or Buyer enter into comparable insurance policies or agreements prior to any such termination, lapse or failure to renew;

(p) amend or terminate, or waive compliance with the terms of or breaches under, or assign any material rights or claims under, any term of any Material Contract or enter into a new contract, agreement or arrangement that, if entered into prior to the date of this Agreement, would have been a Material Contract or would otherwise have been required to be listed in the Schedules to the Company Disclosure Letter;

(q) authorize or direct any property managers to amend, modify, terminate or allow to lapse any material Permit, including any liquor license;

(r) open or close any existing or new hotel operation;

(s) fail to comply or remain in compliance with all material terms and provisions of any agreement relating to any outstanding indebtedness of the Company or any Company Subsidiary;

(t) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the Reference Balance Sheet or incurred in the ordinary course of business consistent with past practice;

(u) enter into any new employment, collective bargaining, consulting, change of control, severance or bonus agreements or arrangements or increase the compensation or benefits payable to, or change of control, severance or bonus arrangements applicable to, officers or employees other than cost of living increases or merit based increases in the ordinary course of business consistent with past practice or as required by law;

(v) enter into or adopt a new employee benefit plan or amend or terminate any Company Benefit Plan except as required by applicable law;

(w) settle any stockholder derivative or class action claims arising out of or in connection with the Merger or the other transactions contemplated hereby;

(x) enter into or amend or otherwise modify any material agreement or arrangement with Persons that are affiliates or, as of the date hereof, are officers, directors or employees of the Company or any Company Subsidiary;

(y) enter into, or amend or modify any Tax Protection Agreement, or take any action that would, or could reasonably be expected to, violate any Tax Protection Agreement or otherwise give rise to any liability with respect thereto;

(z) amend any material Tax Return in any material respect;

(aa) fail to (i) duly and timely file all material reports, Tax Returns and other material documents required to be filed with all Governmental Entities and other authorities, subject to extensions permitted by Law, provided the Company notifies Buyer and its counsel that it is availing itself of such extensions and provided such extensions do not adversely affect the Company’s status as a qualified REIT under the Code or (ii) cause all such reports and other documents to be complete and accurate in all material respects when filed;

(bb) fail to pay any material Taxes or other material debts when due;

(cc) except for immaterial mechanics Liens, authorize or suffer to permit any Lien to be placed on or recorded against any Company Property;

(dd) re-borrow any amounts under the Line of Credit once it has been paid down; or

(ee) agree or commit to take any action inconsistent with the foregoing.

Section 4.2 Other Actions. Each of the Company and Buyer shall not and shall cause its respective Subsidiaries not to take any action that would result in (a) any of the representations and warranties of such party (without giving effect to any “Knowledge” qualification) set forth in this Agreement that are qualified as to materiality becoming untrue in any material respect, (b) any of such representations and warranties (without giving effect to any “Knowledge” qualification) that are not so qualified becoming untrue in any respect or (c) except as contemplated by Section 7.1, any of the conditions to the Merger set forth in Article VI not being satisfied.

ARTICLE V

ADDITIONAL COVENANTS

Section 5.1 Preparation of the Proxy Statement; Shareholders Meeting.

(a) As promptly as reasonably practicable following the expiration of the Inspection Period, the Company shall prepare and file with the SEC (and Buyer shall cooperate and participate in the preparation of) the Proxy Statement. The Company shall use its commercially reasonable efforts to have the Proxy Statement “cleared” by the SEC’s staff for mailing in connection with the Company Shareholders Meeting as promptly as reasonably practicable after such filing. As promptly as reasonably practicable after the Proxy Statement is cleared by the SEC, the Company shall cause the Proxy Statement (in definitive form) to be mailed to the holders of the Units and Series C Convertible Shares.

(b) If at any time prior to the Effective Time there shall occur (i) any event with respect to the Company, or with respect to other information regarding the Company in the Proxy Statement or (ii) any event with respect to Buyer, or with respect to information supplied by Buyer for inclusion in the Proxy Statement, in either case, which event is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event promptly shall be so described by the Company to Buyer or by Buyer to the Company, as the case may be, and such amendment or supplement shall be promptly filed by the Company with the SEC and, as required by law, disseminated to the holders of the Units and the Series C Convertible Shares.

(c) The Company shall promptly notify Buyer of the receipt of any comments from the SEC or its staff or any other appropriate government official and of any requests by the SEC or its staff or any other appropriate government official for amendments or supplements to any of the filings with the SEC in connection with the Merger and the other transactions contemplated hereby or for additional information, and shall supply Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff or any other appropriate government official, on the other hand, with respect thereto. The Company shall use its commercially reasonable efforts to respond to any comments of the SEC with respect to the Proxy Statement as promptly as reasonably practicable after the receipt thereof. Buyer shall cooperate with the Company and provide to the Company all information about Buyer reasonably necessary to prepare the Proxy Statement.

(d) Subject to the last paragraph of Section 5.4 and Section 7.1, the Company shall, as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC, duly call, give notice of, convene and hold the Company Shareholders Meeting in accordance with the VSCA, the Company Articles of Incorporation and Company By-laws, as applicable. Subject to the last paragraph of Section 5.4 and Section 7.1, the Company shall solicit proxies from the holders of the Units and Series C Convertible Shares in favor of approval of this Agreement and shall take all other lawful action reasonably necessary and reasonably desirable to obtain the Company Shareholder Approval as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC.

(e) The Proxy Statement shall include the recommendation of the Board of Directors of the Company to the shareholders of the Company that they vote in favor of the Merger, this Agreement and the other transactions contemplated hereby, subject to the last paragraph of Section 5.4 and Section 7.1.

Section 5.2 Access to Information; Confidentiality. Subject to the requirements of confidentiality agreements with third parties, upon 24 hours’ prior written notice, the Company shall, and shall cause each Company Subsidiary to, afford to Buyer and its officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period after the execution of this Agreement through the Effective Time, including the Inspection Period, to all of the Company’s properties, books, contracts, commitments, personnel and records (including authorization for any and all work papers of Ernst & Young LLP and any other independent accountants retained by the Company or any Company Subsidiary) and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish promptly to Buyer (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, (b) a copy of each debt agreement, ground lease, owner’s or leasehold title insurance policy, existing survey, financial report of each Company Property, current Smith Travel Research report, property improvement plan for the Company Properties and existing environmental audit for the Company Properties, and (c) all other information concerning its business, properties and personnel as Buyer may reasonably request, including monthly and quarterly financial statements, monthly operating statements for each Owned Hotel, Tax Returns, leases, certificates of occupancy, tax statements, service agreements, license or franchise agreements and Permits.

In addition, during the period after the execution of this Agreement through the Inspection Period, the Company shall, and shall cause each Company Subsidiary to, afford to Buyer and its officers, employees, accountants, financial advisors, engineers and other representatives reasonable access during normal business hours and following no less than 48 hours’ advance notice to the Company so that Buyer can conduct any reasonable engineering or environmental studies that Buyer determines to be necessary or advisable; provided, however, that Buyer shall be obligated to obtain the Company’s prior approval for the performance of any invasive or intrusive testing, such approval not to be unreasonably withheld, conditioned or delayed if same is recommended by Buyer’s engineer and Buyer’s written request to the Company therefor is accompanied by a summary of the proposed scope of work. Buyer shall not interfere unreasonably with the operation of the Company Properties or the activities of the Company thereon, and shall coordinate all of Buyer’s activities under this Section 5.2 with the Company to minimize possible interference with the Company Properties or its operation. Buyer shall restore and/or repair any area on the Company Properties (or any improvements and/or personal property located on or about the Company Properties) disturbed or damaged in the course of Buyer’s testing, to the condition in which such Company Properties existed prior to such tests conducted by Buyer. Prior to making any entry upon the Company Properties, Buyer shall deliver to Seller evidence of insurance in accordance with the paragraphs below.

Buyer agrees to indemnify, defend, and hold harmless the Company, the Company’s affiliates, partners, the shareholders, directors, officers, employees and agents of the Company, and their respective heirs, successors, personal representatives and assigns (collectively, the “Company Related Parties”) from and against any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, “Claims”), that may arise on account of or in any way be connected with any entry upon the Company Properties by Buyer or its agents or employees and any activities or tests conducted thereon by Buyer or on behalf of Buyer. The foregoing indemnification obligation of Buyer shall survive the Inspection Period and shall survive any termination of this Agreement. The foregoing notwithstanding, Buyer shall not be obligated to indemnify, defend, and hold harmless the Company Related Parties from and against any Claims that may arise from or on account of (i) pre-existing conditions on Company Properties, to the extent not exacerbated by Buyer, or (ii) the gross negligence or willful misconduct of the Company or any Company Subsidiary.

On or prior to the date of this Agreement, Buyer, at no cost or expense to the Company, shall cause its representatives to obtain a policy of commercial general liability insurance, protecting against any and all claims for injury to persons or property occurring in, on or about the Company Properties and protecting against assumed or contractual liability under this Agreement with respect to the Company Properties and the operations of Buyer and its employees and agents in, on or about the Company Properties, with such policy to have a combined single limit of at least $1,000,000.00 or such greater amount(s) as the Company may from time to time reasonably require. Buyer shall cause its representatives to maintain such policy in full force and effect, or cause the same to be maintained in full force and effect, from and including the date of this Agreement through the Closing hereunder. The insurance prescribed by this Section 5.2 shall be (i) procured from financially sound and reputable insurers licensed to do business in the state in question, (ii) in such form and with such provisions as are generally considered standard provisions for the type of insurance involved, and (iii) evidenced by a certificate of insurance naming the Company as an additional insured, as its interest may appear. Such insurance policy shall provide that it cannot be canceled, modified, or terminated until at least thirty (30) days after written notice thereof is given to the Company. The insurance policy required hereunder shall be caused to be renewed by Buyer and proof of such renewal delivered to the Company, at least thirty (30) days prior to the expiration date thereof. Maintenance by Buyer’s representatives of the insurance required herein shall in no way be interpreted as relieving Buyer of any other obligations it may have under this Agreement, except as expressly provided herein. The insurance policy carried hereunder shall expressly waive any right of subrogation on the part of the insurer against the Company.

Buyer and Acquisition Sub shall hold any nonpublic information concerning the Company in confidence in accordance with the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof, notwithstanding the execution and delivery of this Agreement or the termination hereof. Buyer and Acquisition Sub shall comply with the terms of the Confidentiality Agreement with respect to any nonpublic information concerning the Company provided to their respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates.

Section 5.3 Best Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, after the expiration of the Inspection Period each of Buyer, Acquisition Sub and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or exemption from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger, this Agreement or the consummation of any of the other transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by and to fully carry out the purposes of this Agreement. Buyer shall be responsible for obtaining all necessary consents, approvals, waivers or exemptions from non-governmental third parties under the Company’s loan, management and franchise agreements listed on Schedule 5.3(a) to the

Company’s Disclosure Letter (including the payment by Buyer of all fees and expenses required in connection with such loan, management and franchise agreements), such consents, approvals, waivers or exemptions to be in form reasonably satisfactory to Buyer, and the Company shall assist and cooperate with Buyer in connection with obtaining such consents, approvals, waivers or exemptions, only to the extent that the Company does not incur any material cost or expense associated with such assistance or cooperation. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (i) take all action necessary so that no “fair price,” “business combination,” “moratorium,” “control share acquisition” or any other anti-takeover statute or similar statute enacted under state or federal laws of the United States or similar statute or regulation (a “Takeover Statute”) is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby and (ii) if any Takeover Statute becomes applicable to the Merger, this Agreement, or any of the other transactions contemplated hereby, take all action necessary so that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on the Merger or the consummation of any of the other transactions contemplated hereby.

(b) The Company shall give prompt notice to Buyer and Acquisition Sub, and Buyer and Acquisition Sub shall give prompt notice to the Company, if (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any material respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any respect or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 5.4 No Solicitation of Transactions. Subject to Section 7.1, the Company shall not, and shall cause the Company Subsidiaries not to, directly or indirectly, through any officer, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative, initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined herein), enter into discussions or negotiate with any Person in furtherance of such inquires or to obtain a Competing Transaction or release any Person from any standstill agreement or similar obligation to the Company or any Company Subsidiary, or authorize any of its officers, directors, employees, agents, attorneys, investment bankers, financial advisors, accountants, brokers, finders or other representatives to take any such action. The Company shall, and shall cause the Company Subsidiaries to, take all actions reasonably necessary to cause their respective officers, directors, employees, agents, attorneys, investment bankers, financial advisors, accountants, brokers, finders or other representatives to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Competing Transaction. The Company shall notify Buyer in writing (as promptly as practicable) of all of the material details relating to all inquiries and proposals which it or, to its Knowledge, any such officer, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative may receive relating to any transaction that constitutes, or may reasonably be expected to lead to, any Competing Transaction, including the identity of the Person(s) making such inquiry or proposal, and if such inquiry or proposal is in writing, the Company shall deliver to Buyer a copy of such inquiry or proposal. For purposes of this Agreement, “Competing Transaction” shall mean any of the following (other than the transactions contemplated by this Agreement): (i) any merger, consolidation, share exchange, business combination, or similar transaction involving the Company (or any of its Subsidiaries); (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 5% or more (based upon the depreciated carrying cost of the assets on the books of the Company) of the assets of the Company and the Company Subsidiaries taken as a whole in a single transaction or series of related transactions; or (iii) any tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of the Company (or any Company Subsidiary) or the filing of a registration statement under the Securities Act in connection therewith. The Company shall be responsible for any failure on the part of the Company Subsidiaries, and the Company’s and the Company Subsidiaries’ respective officers, directors, employees, agents, attorneys, investment bankers, financial advisors, accountants, brokers, finders or other representatives failure to comply with this Section 5.4; provided, that in the case of the Company’s and the Company Subsidiaries’ respective agents, attorneys, financial advisors, accountants, brokers, finders or other representatives (other than UBS), the Company shall only be responsible for the failure of such Persons to comply with this Section 5.4 to the extent that the Company or any Company Subsidiary authorized such failure or took action in furtherance of such failure.

Any action taken or disclosure that the Company may be required to make with respect to a Competing Transaction in order to comply with its duties to shareholders imposed by applicable law or Rule 14d-9 or Rule 14e-2 of the Exchange Act will not constitute a violation of this Section 5.4.

Section 5.5 Public Announcements. Buyer and the Company will consult with each other before issuing, and provide executive officers of each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger or the other transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or court process. The parties agree that the initial press release to be issued with respect to the execution of this Agreement will be in the form agreed to by the parties hereto.

Section 5.6 Tax Matters.

(a) Buyer and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the Merger.

(b) Buyer, Acquisition Sub, and the Company shall report the portions of the transactions contemplated hereby consisting of the Merger in accordance with the treatment contemplated by Section 2.3 and each shall use its respective best efforts to cause such portions of such transactions to be so treated for U.S. federal income tax purposes.

(c) Unless required by Law (as evidenced by the legal opinion of a nationally recognized U.S. law firm reasonably acceptable to Buyer and the Company), neither Buyer and Acquisition Sub, on the one hand, nor the Company, on the other hand, will take or omit to take any action, or permit any status to exist, prior to the Effective Time, that would or may jeopardize, or that is inconsistent with, the Company’s (or any Company Subsidiary that files a REIT Tax Return) status as a REIT under the Code or the status of any Company Subsidiary organized and existing as a partnership or limited liability company under the Laws of its jurisdiction of organization (a “Company Subsidiary Partnership”) as a partnership or disregarded entity for purposes of Taxes for any period.

(d) Nothing in this Section 5.6 shall be construed to limit the ability of Buyer or its Affiliates from causing the Company to seek a “closing agreement” within the meaning of Section 7121 of the Code if it is reasonably determined that the Company or a Company Subsidiary engaged in any action or failed to take any action that jeopardized the status of the Company (or of any Company Subsidiary that is a REIT) as a REIT prior to the Effective Time.

(e) Within 90 days after the Closing, Acquisition Sub shall deliver to the Company a schedule allocating the Purchase Price (including assumed liabilities) among the assets of the Company in accordance with Section 1060 of the Code and the regulations thereunder. The parties agree not to take any position inconsistent with the Allocation Schedule for Tax reporting purposes.

(f) Unless prohibited by Law (as evidenced by the legal opinion of a nationally recognized U.S. law firm reasonably acceptable to Buyer and the Company) or this Agreement, up to the Effective Time, the Company, each Company Subsidiary and any Affiliate of any of them, shall be permitted to take or omit to take any action required to maintain the Company’s status as a REIT under the Code or the status of any Company Subsidiary Partnership as a partnership or disregarded entity for purposes of Taxes for any period. The Company shall provide Buyer with prior written notice of its intention to take any such action or to omit to take any such action outside the ordinary course of business, and shall consult with Buyer in good faith with respect to such action or omission.

(g) The Company shall provide to Buyer copies of Tax Returns that are to be filed on or prior to the Effective Time at least five calendar days prior to the due date of such returns (including applicable extensions), and the Company shall consider in good faith any and all reasonable comments of Purchaser with respect to such Tax Returns.

(h) The Company shall obtain the tax opinion described in Section 6.2(g) dated as of the Closing Date.

Section 5.7 Certain Transactions.

(a) Transfer Agreement. The Company shall execute the Transfer Agreement with Apple Hospitality Five, Inc., a Virginia corporation (“Apple Hospitality Five”) described in Section 6.2(d) dated as of the Closing Date.

(b) Payment of Promissory Note. On or before the Closing Date, the Company shall pay in full the outstanding principal amount plus any accrued and unpaid interest on the Company’s promissory note dated January 31, 2003 and due January 31, 2007 in the current approximate amount of $3.88 million in favor of Glade M. Knight.

Section 5.8 Indemnification of Directors, Officers, Employees or Agents of the Company.

(a) Indemnification Rights. From and after the Effective Time, Buyer shall cause the Surviving Entity to indemnify the present and former directors, officers, employees or agents of the Company and any Company Subsidiary who at any time prior to the Effective Time were entitled to indemnification under the Company Organizational Documents or employment agreements between the Company or any Company Subsidiary and its officers existing on the date hereof to the same extent as such directors, officers, employees or agents are entitled to indemnification under the Company Organizational Documents or existing employment agreements in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement).

(b) Liability Coverage. The Surviving Entity shall obtain and maintain for a period of six years from and after the Effective Time “run-off” or “tail” director and officer liability coverage to the directors and officers of the Company and any Company Subsidiary without reduction of existing coverage under, and having terms not less favorable to the insured persons, than the director and officer liability insurance coverage presently maintained by the Company; provided that, in satisfying such obligation, if Buyer would be obligated to pay premiums per annum in excess of 250% of the aggregate amount per annum that the Company and the Company Subsidiaries paid for such coverage in the last full fiscal year, which amount the Company has disclosed to Buyer prior to the date hereof, Buyer may substitute therefor policies providing the most advantageous coverage that may reasonably be obtained at a cost that is 250% the aggregate amount per annum that the Company and the Company Subsidiaries paid for such coverage in the last full fiscal year.

(c) Certificate of Limited Partnership. The Certificate of Limited Partnership of the Surviving Entity shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees or agents of the Company and any Company Subsidiary than are presently set forth in the Company Articles of Incorporation and Company By-laws.

(d) Successors and Assigns. The provisions of this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, each indemnified party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Buyer and the Surviving Entity. Buyer agrees to pay all costs and expenses (including fees and expenses of counsel) that may be incurred by any indemnified party or his or her heirs or his or her personal representatives in successfully enforcing the indemnity or other obligations of Buyer or the Surviving Entity under this Section 5.8. The provisions of this Section 5.8 shall survive the Merger and are in addition to any other rights to which an indemnified party may be entitled. In the event that Buyer, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Section 5.8, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each indemnified party covered hereby.

Section 5.9 Modification of Company Disclosure Letter. Anything in this Agreement to the contrary notwithstanding, the Company shall have the right to modify, by amendment or supplement, the Company Disclosure Letter in order to correct any deficiency therein by delivery to Buyer of such an amendment or supplement from time to time before 5:00 p.m. eastern time on the date 60 days after the date hereof (a “Timely Company Modification”); provided, that in the event that a Timely Company Modification is made after the date that is 40 days after the date hereof, the Inspection Period shall automatically be extended for a number of days equal to the number of days beyond the date that is 40 days after the date hereof on which such Timely Company Modification was made; and the Company shall have no liability for any breach of any representation or warranty under this Agreement with respect to any matter to the extent that any deficiency in respect thereof shall have been cured in the Company Disclosure Letter, as modified by all Timely Company Modifications. Receipt by Buyer of a Timely Company Modification shall not alter in any way Buyer’s right to terminate this Agreement pursuant to Section 1.8 hereof; however, upon expiration of the period during which Buyer may terminate this Agreement pursuant to Section 1.8, for purposes of Section 6.2 all representations and warranties of the Company contained in this Agreement which are true and correct as modified by all Timely Company Modifications shall be deemed to have been true and correct as of the date hereof and as of the Closing Date.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of the Company and Buyer to effect the Merger and to consummate the other transactions contemplated hereby is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

(a) The Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect.

(c) Certain Actions and Consents. All material actions by or in respect of or filings with any Governmental Entity required for the consummation of the Merger or any of the other transactions contemplated hereby shall have been obtained or made, and any waiting period under applicable Laws shall have expired or been terminated.

Section 6.2 Conditions to Obligations of Buyer and Acquisition Sub. The obligations of Buyer and Acquisition Sub to effect the Merger and to consummate the other transactions contemplated hereby are further subject to the following conditions, any one or more of which may be waived by Buyer:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Buyer shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect. This condition shall be deemed satisfied notwithstanding any failure of a representation or warranty of the Company to be true and correct as of the Closing Date if (i) except for failures of a representation or warranty qualified by Property Material Adverse Effect, such failure (without giving effect to any materiality qualification or standard contained in any such representation or warranty), either individually or in the aggregate with any other such failures, would not be reasonably likely to result in a Company Material Adverse Effect, or (ii) Buyer had Knowledge of such failure before the end of the Inspection Period.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c) Absence of Changes. From December 31, 2006 through the Effective Time, there shall have been no Company Material Adverse Effect and Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(d) Transfer Agreement. Apple Hospitality Five and the Company shall have entered into that certain Transfer Agreement attached hereto as Exhibit B.

(e) Dissenting Shares. Holders of no more than 2% of the outstanding Units and Series C Convertible Shares shall have exercised, or have any continued right to exercise, appraisal, dissenters’ or similar rights under applicable law with respect to their shares by virtue of the Merger.

(f) Company Properties. The Company shall execute as of the Effective Day an ALTA Statement (Owner’s Affidavit) and any other documents, undertakings or agreements reasonably required by Deposit Agent to issue to Buyer for each Company Property as of the Effective Day an ALTA Owner’s Policy (Revised 10-17-70 and 10-17-84) (or other form if required by state law) of title insurance, with extended coverage (i.e., with ALTA General Exceptions 1 through 5 deleted, or with corresponding deletions if the applicable Company Property is located in a non-ALTA state).

(g) Tax Opinion. Buyer and Acquisition Sub shall have received a tax opinion of McGuireWoods LLP, tax counsel to the Company (or other nationally recognized tax counsel to the Company satisfactory to Buyer), substantially in the form attached hereto as Exhibit C and dated as of the Closing Date, opining that the Company has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code for all taxable periods commencing with the year ending on December 31, 2001 through its taxable year ending on or before the Closing Date. Such opinion shall be based, in part, on customary assumptions and customary factual representations of the Company.

Section 6.3 Conditions to Obligation of the Company. The obligations of the Company to effect the Merger and to consummate the other transactions contemplated hereby are further subject to the following conditions, any one or more of which may be waived by the Company:

(a) Representations and Warranties. The representations and warranties of Buyer and Acquisition Sub set forth in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the Company shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of Buyer by the chief executive officer or the chief financial officer of Buyer to such effect. This condition shall be deemed satisfied notwithstanding any failure of a representation or warranty of Buyer to be true and correct as of the Closing Date if such failure (without giving effect to any materiality qualification or standard contained in any such representation or warranty), either individually or in the aggregate with any other such failures, would not be reasonably likely to result in a material adverse effect on the ability of Buyer or Acquisition Sub to perform their respective obligations under this Agreement.

(b) Performance of Obligations of Buyer and Acquisition Sub. Buyer and Acquisition Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate of Buyer signed on behalf of Buyer by the chief executive officer or the chief financial officer of such party to such effect.

ARTICLE VII

COMPANY BOARD ACTIONS

Section 7.1 Company Board Actions. Notwithstanding Section 5.4 or any other provision of this Agreement to the contrary, the following actions may be taken prior to the receipt of the Company Shareholder Approval and in connection with the receipt by the Company of a proposal for a Competing Transaction to the extent a majority of the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that such action is required by its fiduciary obligations under applicable law:

(a) the Company may, in response to an unsolicited request therefor, participate in discussions or negotiations with, or furnish information with respect to itself pursuant to a confidentiality agreement no less favorable to itself than the provisions of the Confidentiality Agreement (other than those relating to any standstill provisions contained therein) to, any Person in connection with a Competing Transaction proposed by such Person; provided, that the Company shall notify Buyer that it is participating in such discussions or negotiations or furnishing such information prior to doing so, and shall furnish all such information to Buyer (to the extent not previously provided to Buyer) prior to or concurrently with the furnishing of such information to the third party; and

(b) the Board of Directors may approve or recommend (and in connection therewith withdraw or modify its approval of this Agreement and the Merger) a Superior Competing Transaction (as defined herein) or enter into an agreement with respect to such Superior

Competing Transaction, in each case not solicited in violation of this Agreement; provided, that the Board of Directors may not approve or recommend a Superior Competing Transaction or enter into an agreement with respect thereto until (i) the Board of Directors shall have first provided prior written notice to Buyer that the Board of Directors is prepared to take such action in response to a Superior Competing Transaction, which notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Superior Competing Transaction and (ii) Buyer does not make, within five Business Days after the receipt of such notice (or, in the event of a Superior Competing Transaction that has been materially revised or modified, within three Business Day of such modification, if later), a proposal that the Board of Directors determines in good faith, is, in the aggregate, at least as favorable, from an economic perspective, to its shareholders as such Superior Competing Transaction (a “Matching Bid”). The Company agrees that, during the five Business Day period prior to its approval or recommendation of a Superior Competing Transaction or entering into an agreement with respect thereto, it and its representatives shall negotiate in good faith with Buyer and its representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Buyer. In the event that Buyer submits a Matching Bid, the Board of Directors shall not approve or recommend a Superior Competing Transaction or enter an agreement with respect thereto.

For purposes of this Agreement, “Superior Competing Transaction” shall mean a bona fide written proposal of a Competing Transaction (involving the purchase or acquisition of 50% or more of the voting power of the capital stock of the Company or more than 50% of the consolidated assets of the Company and the Company Subsidiaries) made by a third party which a majority of the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside counsel) to be more favorable generally to its shareholders than the Merger, taking into account all financial and strategic considerations (in each case, from the perspective of the Company’s shareholders) and other relevant factors including the timing and likelihood of consummation and all of the terms and conditions of such proposal and of this Agreement (including any proposal by Buyer to amend the terms of this Agreement).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated at any time prior to the filing of the Articles of Merger with the State Corporation Commission of the Commonwealth of Virginia, whether before or after the Company Shareholder Approval is obtained (except as otherwise noted below):

(a) by mutual written consent duly authorized by the Board of Directors of the Company and the General Partner of Buyer, respectively;

(b) by Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by the Outside Date;

(c) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by the Outside Date;

(d) by either Buyer or the Company, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

(e) by either Buyer or the Company, if the Merger shall not have been consummated before the Outside Date, provided, however, that a party that has willfully and materially breached a representation, warranty or covenant of such party set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 8.1(e);

(f) by either Buyer or the Company if, upon a vote at a duly held Company Shareholders Meeting or any adjournment thereof, the Company Shareholder Approval shall not have been obtained;

(g) by the Company if, prior to obtaining the Company Shareholder Approval, the Board of Directors of the Company shall have approved a Superior Competing Transaction pursuant to and in compliance with Section 7.1 hereof;

(h) by Buyer, if (i) the Board of Directors of the Company shall have withdrawn or modified in any manner adverse to Buyer its approval of the Merger or this Agreement, or approved or recommended any Superior Competing Transaction, (ii) the Company shall have entered into any agreement with respect to any Competing Transaction (other than a confidentiality agreement as contemplated by Section 7.1(a)) or (iii) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing; or

(i) by Buyer pursuant to Section 1.8.

Section 8.2 Expenses.

(a) Except as otherwise specified in this Agreement or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

(b) Buyer is wholly responsible for any and all costs associated with (i) the assumption or prepayment of the Company’s existing debt agreements, and (ii) Buyer’s diligence review of the Company and the Company Properties, including but not limited to Buyer’s diligence review during the Inspection Period.

(c) In the event that Buyer or the Company is required to file suit to seek all or a portion of the amounts payable under this Section 8.2, and such party prevails in such litigation, such party shall be entitled to receive, in addition to all amounts that it is otherwise entitled to receive under this Section 8.2 all expenses, including reasonable attorney’s fees and expenses which it has incurred in enforcing its rights hereunder.

Section 8.3 Effect of Termination. In the event of termination of this Agreement by either the Company or Buyer as provided in Section 8.1(a) through (h), this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Buyer, or the Company, other than Section 1.9, Section 5.2, Section 8.2, this Section 8.3 and Article IX, as provided in Section 5.2 and except to the extent that such termination results from a willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement. The Company shall pay to Buyer by wire transfer of immediately available funds an amount equal to $18,694,000 (the “Termination Fee”) plus the reasonable third party expenses, including legal fees and expenses not to exceed $500,000 (the “Expenses”) if this Agreement is terminated: (i) by the Company pursuant to Section 8.1(g), in which case the Termination Fee and Expenses shall be paid before or concurrently with such termination and shall be a condition to the effectiveness of such termination; (ii) by Buyer pursuant to Section 8.1(h), in which case the Termination Fee and Expenses shall be paid within two Business Days of such termination; and (iii) by the Company pursuant to Section 8.1(e), by Buyer or the Company pursuant to Section 8.1(f) or by Buyer pursuant to Section 8.1(b), if (A) a Competing Transaction (but substituting 25% for 5% and 15% in the definition thereof) shall have been made or proposed to the Company or otherwise publicly announced and has not been withdrawn prior to such termination, and (B) within 12 months following the date of such termination, the Company enters into an agreement providing for the implementation of a Competing Transaction (but substituting 25% for 5 and 15% in the definition thereof) which is consummated or shall consummate a Competing Transaction (but substituting 25% for 5% and 15% in the definition thereof) (whether or not such Competing Transaction was the same Competing Transaction as that referred to in clause (A) above), in which case the Termination Fee and Expenses shall be paid within two Business Days of the Company consummating such Competing Transaction, as applicable. In the event of termination of this Agreement by Buyer pursuant to Section 8.1(b) or by Buyer or the Company pursuant to Section 8.1(f), and if as of such termination a Competing Transaction (but substituting 25% for 5% and 15% in the definition thereof) shall not have been made or proposed to the Company or otherwise publicly announced, the Company shall pay to Buyer the Expenses plus a termination fee equal to $500,000 within two Business Days of such termination (it being understood that such payment shall not be the exclusive remedy of Buyer for such termination in the event of any willful and material breach by the Company of any of the representations, warranties and covenants herein).

Section 8.4 Amendment. This Agreement may be amended by the parties in writing by action of the Company’s Board of Directors and the General Partner at any time before or after the Company Shareholder Approval is obtained and prior to the Effective Time; provided, however, that, after the Company Shareholder Approval, no such amendment, modification or supplement shall alter the amount or change the form of the consideration to be delivered to the Company’s shareholders.

Section 8.5 Extension; Waiver. At any time prior to the Effective Time, each of the Company and Buyer may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

Section 9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

(a)	if to Buyer or Acquisition Sub to:

ING Clarion Partners

3141 Hood Street, Suite 700

Dallas, TX 75219

Attn: Charles R. Lathem

Fax: (214) 775-7600

with a copy to:

Mayer, Brown, Rowe & Maw LLP

71 South Wacker Drive

Chicago, IL 60606

Attn: James T. Lidbury

Fax: (312) 706-8164

(b)	if to the Company:

Apple Hospitality Two, Inc.

814 East Main Street

Richmond, VA 23219

Attn: Glade M. Knight

Fax: (804) 344-8129

with a copy to:

McGuireWoods LLP

901 East Cary Street

One James Center

Richmond, VA 23219

Attn: David W. Robertson, Esq.

Fax: (804) 775-1061

All notices shall be deemed given only when actually received.

Section 9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements entered into in connection with the transactions contemplated hereby (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and, (b) except for the provisions of Article II and Section 5.8, are not intended to confer upon any person other than the parties hereto any rights or remedies.

Section 9.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

Section 9.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.7 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the Commonwealth of Virginia or in any Virginia state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the Commonwealth of Virginia or any Virginia state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

Section 9.8 Incorporation. The Company Disclosure Letter and all Exhibits attached hereto and thereto and referred to herein and therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 9.9 Non-Recourse; Limitation on Damages.

(a) Except for fraud or knowing violations of criminal law, none of the officers, directors or shareholders of Buyer or Acquisition Sub shall be personally bound or have any personal liability hereunder. The Company shall look solely to the assets of Buyer or Acquisition Sub for satisfaction of any liability of Buyer or Acquisition Sub with respect to this Agreement. The Company will not seek recourse or commence any action against any of the shareholders of Buyer or Acquisition Sub or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of Buyer or Acquisition Sub or seek recourse against any of their personal assets, for the performance or payment of any obligation of Buyer or Acquisition Sub hereunder. Neither the officers, directors nor shareholders of the Company shall be personally bound or have any personal liability hereunder. Buyer and Acquisition Sub shall look solely to the assets of the Company for satisfaction of any liability of the Company with respect to this Agreement. Buyer and Acquisition Sub will not seek recourse or commence any action against any of the shareholders of the Company or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of the Company or seek recourse against any of their personal assets, for the performance or payment of any obligation of the Company hereunder.

(b) In no event (including for any breach of or inaccuracy in any representation or warranty or for any breach of any covenant or obligation) shall (i) any Person have any liability under this Agreement or otherwise in connection with the transactions contemplated hereby or thereby for special, speculative, incidental, punitive, indirect or consequential damages or for lost profits; provided, however, that any losses paid to a third party shall not be deemed to be special, speculative, incidental, punitive, indirect or consequential damages or lost profits, or (ii) any Person have any liability under this Agreement or otherwise in connection with the transactions contemplated hereby except for a willful and material breach of a representation, warranty, covenant or agreement set forth in this Agreement. Notwithstanding anything in this Agreement to the contrary, any party hereto shall be entitled to all rights and remedies under this Agreement or applicable Law with respect to any claim for fraud.

ARTICLE X

CERTAIN DEFINITIONS

Section 10.1 Certain Definitions. For purposes of this Agreement:

An “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to close.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time.

“Company Articles of Incorporation” means the articles of incorporation of the Company as amended or supplemented to the date of this Agreement.

“Company Benefit Plans” means each employee benefit plan, contract (including each employment and independent contractor agreement), program, policy or arrangement sponsored, maintained or contributed to by the Company, any Company Subsidiary or any of their ERISA Affiliates or with respect to which the Company, any Company Subsidiary or any of their ERISA Affiliates may have any liability. All Company Benefit Plans are listed on Schedule 10.1.

“Company By-laws” means the by-laws of the Company as amended or supplemented to the date of this Agreement.

“Company Disclosure Letter” means the letter, dated the date hereof, previously delivered to Buyer by the Company disclosing certain information in connection with this Agreement.

“Company Material Adverse Effect” means any circumstance, development, effect, event, Liability or change that individually or in the aggregate with all other circumstances, developments, effects, events, Liabilities or changes, is or is likely to become materially adverse to the business, properties, assets, condition (financial or otherwise) or results of the operations of the Company or the Company Subsidiaries, on a consolidated basis taken as a whole, other than circumstances, developments, effects, events, Liabilities or changes arising out of or resulting from (i) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (ii) changes in general legal, regulatory, political, economic or business conditions or changes in GAAP (as defined herein) that, in each case, generally affect the hospitality industry, (iii) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, lenders, partners or employees, (iv) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement or (v) earthquakes or other natural disasters, which circumstance, development, effect, event, Liability or change, in the case of each of clause (iv) and (v), does not affect the Company or the Company Subsidiaries in a materially disproportionate manner relative to other participants in the hotel industry.

“Company Subsidiary” means any corporation, partnership, limited liability company, joint venture or other legal entity of which the Company (either directly or through or together with another Company Subsidiary) owns any capital stock or other equity interests of such entity.

“Confidentiality Agreement” means the letter agreement between Buyer and the Company dated as of September 8, 2006.

“Contract” means any contract, agreement, license, note, bond, mortgage, indenture, commitment, lease, purchase order or other instrument or obligation.

“Deposit Agreement” means that certain deposit agreement dated February 15, 2007 by and among the Deposit Agent, the Company and Buyer attached hereto as Exhibit D.

“ERISA Affiliates” means, with respect to any Person, any corporation, partnership, limited liability company, sole proprietorship, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of section 414 of the Code.

“Inspection Period” means the period from the date of this Agreement through 5:00 p.m. eastern time on the date that is 60 days after the date of this Agreement, subject to extension pursuant to Section 5.9 hereof.

“Intellectual Property” means all U.S., state and foreign (i) patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof and (iv) trade secrets under applicable law, including confidential and proprietary information and know-how.

“Knowledge” where used herein with respect to (i) the Company shall mean the actual knowledge, after reasonable inquiry, of any of the persons named in Schedule 10 to the Company Disclosure Letter and (ii) the Buyer shall mean the actual knowledge, after reasonable inquiry, of any of the persons named Schedule A hereto.

“Law” means any federal, state, local or foreign statute, law, regulation, permit, license, approval, authorization, rule, ordinance or code of any Governmental Entity, including any judicial or administrative interpretation thereof.

“Legal Action” means any legal action, claim, demand, arbitration, hearing, charge, complaint, investigation, examination, indictment, litigation, suit or other civil, criminal, administrative or investigative proceeding.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, including those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.

“Merger Per Unit Amount” means an amount in cash equal to: (i) (A) the Merger Consideration, plus (B) an amount equal to the aggregate per Unit exercise price of all Company Options, divided by (ii) the total number of Units, Series C Convertible Shares and Units underlying Company Options outstanding immediately prior to the Effective Time.

“Outside Date” means June 30, 2007; provided, however, that the Outside Date shall be extended by the number of days after May 1, 2007 until the date the Proxy Statement is “cleared” by the SEC; provided, further, however that the Outside Date shall be no later than September 30, 2007.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Property Material Adverse Effect” means any circumstance, development, effect, event, Liability or change that individually or in the aggregate with all other circumstances, developments, effects, events, Liabilities or changes, is or is likely to become materially adverse to the business, properties, assets, condition (financial or otherwise) or results of the operations of any Company Property having net operating income greater than $700,000 during the year ending December 31, 2006, other than circumstances, developments, effects, events, Liabilities or changes arising out of or resulting from (i) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (ii) changes in general legal, regulatory, political, economic or business conditions or changes in GAAP (as defined herein) that, in each case, generally affect the hospitality industry, (iii) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, lenders, partners or employees, (iv) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement or (v) earthquakes or other natural disasters, which circumstance, development, effect, event, Liability or change, in the case of each of clause (iv) and (v), does not affect such individual Company Property in a materially disproportionate manner relative to other similar hotel properties.

“Reference Balance Sheet” means the unaudited balance sheet of the Company as of December 31, 2006 and attached in Schedule 10.1 of the Company Disclosure Letter.

“Stock Incentive Plans” means those plans listed on Schedule 10.1.

“Subsidiaries” means, when used with respect to Buyer or Acquisition Sub, any other Person that Parent or the Acquisition Sub, as applicable, directly or indirectly owns or has the power to vote or control 50% or more of any class or series of capital stock or equity interests of such Person.

“Tax Protection Agreement” means any agreement, oral or written, to which the Company or any Company Subsidiary is a party in connection with the deferral of income Taxes of the Company or any Company Subsidiary has agreed to (i) maintain a minimum level of debt or continue a particular debt or (ii) retain or not dispose of assets for a period of time that has not since expired.

Section 10.2 Other Defined Terms. For purposes of this Agreement, the following terms have the respective meanings set forth in the section referenced opposite such term:

Defined Term	Section
Acquisition Sub	Heading
Agreement Apple Hospitality Five Articles of Merger	Heading Section 5.7(a) Section 1.3

Defined Term	Section
Audited Financial Information	Section 1.8(b)
Balance Sheet Buyer	Section 1.8(b) Heading
Claims Closing Date	Section 5.2 Section 1.2
Code	Section 2.2(h)
Commitment Common Shares	Section 4.1(f) Section 2.1(a)
Company	Heading
Company Financial Statement Date	Section 3.1(f)
Company Franchise Agreements	Section 3.1(n)
Company Options Company Organizational Documents	Section 3.1(c) Section 3.1(r)
Company Properties	Section 3.1(n)
Company Related Parties	Section 5.2
Company SEC Documents	Section 3.1(e)
Company Shareholder Approval	Section 3.1(d)
Company Shareholders Meeting Company Subsidiary Partnership Competing Transaction Deposit Agent	Section 3.1(d) Section 5.6(c) Section 5.4 Section 1.9
Dissenting Shares Election to Proceed Encumbrances	Section 2.2(h) Section 1.8(a) Section 3.1(n)
Exchange Act	Section 3.1(d)
Effective Day	Section 1.3
Effective Time	Section 1.3
Environmental Laws Expenses First Deposit Amount	Section 3.1(m) Section 8.3 Section 1.9
GAAP General Partner	Section 3.1(e) Recitals
Governmental Entity Hazardous Substance	Section 3.1(d) Section 3.1(m)
IRS	Section 3.1(h)
Liens Line of Credit	Section 3.1(b) Section 3.1(u)
Management Agreement Documents Matching Bid Material Contracts Merger	Section 3.1(n) Section 7.1(b) Section 3.1(l) Recitals
Merger Consideration Mr. Knight Owned Hotels	Section 2.2(a) Recitals Section 3.1(n)

Defined Term	Section
Paying Agent	Section 2.2(b)
Permits	Section 3.1(k)
Plan of Merger	Section 1.1
Proxy Statement	Section 3.1(d)
REIT	Section 3.1(h)
Sarbanes-Oxley Act SEC Second Deposit Amount	Section 3.1(e) Section 3.1(d) Section 1.9
Securities Act	Section 3.1(e)
Series A Preferred Shares	Section 2.1(a)
Series B Convertible Shares	Section 3.1(c)
Series C Convertible Shares Shares	Section 2.1(a) Section 3.1(c)
Superior Competing Transaction	Section 7.1(b)
Surviving Entity	Section 1.1
Takeover Statute	Section 5.3(a)
Taxes	Section 3.1(h)
Tax Return Termination Election Termination Fee	Section 3.1(h) Section 1.8(a) Section 8.3
Timely Company Modification Total Deposit Amount	Section 5.9 Section 1.9
Units Voting Agreement	Section 2.1(a) Recitals
VRULPA	Section 1.1
VSCA	Section 1.1
UBS	Section 3.1(j)

Section 10.3 Construction. In this Agreement words in the singular include the plural and vice versa and words in one gender include all genders. The division of this Agreement into articles, sections and other subdivisions are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and shall not be considered part of this Agreement. The words “herein,” “hereby,” “hereof,” “hereto” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular portion of it. The words “Article,” “Section,” “paragraph,” “sentence,” “clause” and “Schedule” mean and refer to the specified article, section, paragraph, sentence, clause or schedule of or to this Agreement. A reference in this Agreement to any Person at any time refers to such Person’s permitted successors and assignees. In this Agreement, the words “include,” “includes” or “including” mean “include without limitation,” “includes without limitation” and “including without limitation,” respectively, and the words following “include,” “includes” or “including” shall not be considered to set forth an exhaustive list. In this Agreement, the word “notice” means “written notice,” unless specified otherwise. Unless specified otherwise, wherever the provisions of this Agreement require or provide for or permit an approval or consent by either party, such approval or consent, and any request therefor, must be in writing (unless waived in writing by the other party). Unless otherwise defined herein, words or abbreviations that have well-known trade meanings are used herein in accordance with those meanings. Unless specified otherwise, references to a Law are considered to be a reference to (i) such Law as it may be amended from time to time, (ii) all regulations and rules pertaining to or promulgated pursuant to such Law, (iii) the successor to the Law resulting from recodification or similar reorganizing of Laws and (iv) all future Laws pertaining to the same or similar subject matter. Unless specified otherwise, all statements of or references to dollar amounts or money in this Agreement are to the lawful currency of the United States of America. All accounting and financial terms used herein, unless specifically provided to the contrary, shall be interpreted and applied in accordance with generally accepted accounting principles in the United States of America, consistently applied.

IN WITNESS WHEREOF, Buyer, Acquisition Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

APPLE HOSPITALITY TWO, INC.

By:	/s/ Glade M. Knight
Name:	Glade M. Knight
Title:	Chief Executive Officer

LION ES HOTELS, LP

By:	Lion ES Management, LLC

Its:	General Partner

By:	ING Clarion Partners, LLC

Its:	Manager

By:	/s/ Charles R. Lathem
Name:	Charles R. Lathem
Title:	Authorized Signatory

LION AHT MERGER, LP

By:	Lion ES Management, LLC

Its:	General Partner

By:	ING Clarion Partners, LLC

Its:	Manager

By:	/s/ Charles R. Lathem
Name:	Charles R. Lathem
Title:	Authorized Signatory

EXHIBIT A

Plan of Merger

merging

APPLE HOSPITALITY TWO, INC.,

a Virginia corporation

with and into

LION AHT MERGER, LP,

a Virginia limited partnership

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Plan of Merger, and in accordance with the Virginia Stock Corporation Act (the “VSCA”) and the Virginia Revised Uniform Limited Partnership Act (the “VRULPA”), Apple Hospitality Two, Inc., a Virginia corporation (the “Company”) shall be merged with and into Lion AHT Merger, LP, a Virginia limited partnership (“Acquisition Sub”) at the Effective Time (the “Merger”). Following the Merger, the separate corporate existence of the Company shall cease and Acquisition Sub shall continue as the surviving entity (the “Surviving Entity”) and shall succeed to and assume all the rights and obligations of the Company in accordance with the VSCA and the VRULPA.

Section 1.2 Effective Time. The parties shall file the articles of merger (the “Articles of Merger”) executed in accordance with Section 13.1-720 of the VSCA and Section 50-73.48:3 of the VRULPA and shall make all other filings or recordings required under the VSCA and the VRULPA to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger for the Merger has been issued by the State Corporation Commission of the Commonwealth of Virginia, or at such later time as Acquisition Sub and the Company shall specify in the Articles of Merger (the time and the day the Merger becomes effective being, respectively, the “Effective Time” and the “Effective Day”), it being understood that the parties shall cause the Effective Time to occur on the Closing Date (as such term is defined in the Agreement).

Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in the VSCA and the VRULPA.

Section 1.4 Certificate of Limited Partnership and Partnership Agreement. The certificate of limited partnership and partnership agreement of Acquisition Sub, in each case as in effect immediately prior to the Effective Time, shall continue to be the certificate of limited partnership and partnership agreement of the Surviving Entity as of the Effective Time of the Merger.

Section 1.5 General Partner. The general partner of Acquisition Sub immediately prior to the Effective Time shall continue to be the general partner of the Surviving Entity.

Section 1.6 Officers. The officers of Acquisition Sub immediately prior to the Effective Time shall continue to be the officers of the Surviving Entity and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

EFFECT OF THE MERGER ON THE EQUITY INTERESTS

OF THE CONSTITUENT ENTITIES

Section 2.1 Effect on Equity Interests.

(a) By virtue of the Merger and without any action on the part of the holder of any outstanding capital stock of the Company, at the Effective Time:

(i) each issued and outstanding common share, no par value (the “Common Shares”), of the Company together with the related Series A Preferred Share, no par value (the “Series A Preferred Shares” and together with the Common Shares, the “Units”), of the Company (other than Units which are Dissenting Shares (as defined herein)) shall be converted into the right to receive the Merger Per Unit Amount (as defined herein) without any interest thereon;

(ii) each issued and outstanding Series C Convertible Preferred Share, no par value (the “Series C Convertible Shares”), of the Company (other than Series C Convertible Shares which are Dissenting Shares) shall be converted into the right to receive the Merger Per Unit Amount without any interest thereon; and

(iii) all such Units and Series C Convertible Shares shall, when so converted, no longer be outstanding and shall automatically be cancelled and retired.

(b) By virtue of the Merger and without any action on the part of the holder of any Company Option (as defined herein), each such option shall be cancelled on the date following the Closing Date in exchange for a cash payment by the Company to be made on such date of an amount of cash equal to the product of (i) the number of Units subject to such option and (ii) the difference between the Merger Per Unit Amount and the per Unit exercise price set forth in such option.

(c) By virtue of the Merger and without any action on the part of the holder thereof, each partnership interest (general or limited) in Acquisition Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and thereafter represent one validly issued, fully paid and nonassessable partnership interest (general or limited) in the Surviving Entity, so that thereafter the owners of outstanding partnership interests in Buyer will continue to be the owners of the outstanding partnership interests in the Surviving Entity.

Section 2.2 Merger Consideration and Exchange Procedures.

(a) Merger Consideration. The consideration for the Merger, subject to the provisions herein, shall be $467,353,600 (such amount, the “Merger Consideration”).

(b) Paying Agent. Prior to the Effective Time, Buyer shall appoint a bank, trust company or other entity that routinely performs paying agent services, which entity shall be reasonably acceptable to the Company, to act as paying agent (the “Paying Agent”) for the payment of the Merger Per Unit Amount for each issued and outstanding Unit and Series C Convertible Share pursuant to a Paying Agent Agreement in form and substance reasonably satisfactory to the Company.

(c) Company Options. All amounts payable pursuant to Section 2.1(b) shall be subject to any required withholding of Taxes and shall be paid without interest. The Company shall use its best efforts to obtain all consents necessary to effectuate the foregoing. Notwithstanding anything contained in this Plan of Merger, payment shall, at Buyer’s request, be withheld in respect of any Company Option until all necessary consents are obtained.

(d) Provision of Cash. Buyer shall provide (i) to the Paying Agent on or before the Effective Time sufficient cash to pay the Merger Per Unit Amount for each issued and outstanding Unit and Series C Convertible Share and (ii) to the Company on or before the date following the Closing Date sufficient cash to enable the Company to pay all amounts payable pursuant to Section 2.1(b).

(e) Exchange Procedures. Prior to the Effective Time, the Company shall mail to each holder of record of outstanding Units and Series C Convertible Shares which will be convertible into the right to receive the Merger Per Unit Amount pursuant to Section 2.1 a letter of transmittal (which shall be in a form and have such other provisions as Buyer and the Company may reasonably agree prior to the Effective Time) to be used for surrendering Units and Series C Convertible Shares for payment of the Merger Per Unit Amount.

(f) No Further Ownership Rights in the Company Capital Stock. The Merger Per Unit Amount paid upon surrender of each Unit and Series C Convertible Share in accordance with the terms of this Article II or the amounts payable to holders of Company Options pursuant to Section 2.1(b) shall be deemed to have been paid in full satisfaction of all rights pertaining to Units and Series C Convertible Shares and all vested Company Options, subject, however, to the obligation of Buyer to pay, without interest and not more than 60 days following the Effective Time, any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares in accordance with the terms of the Agreement and which remain unpaid at the Effective Time and have not been paid prior to such surrender, and there shall be no further registration of transfers on the stock transfer books of the Company of Units and Series C Convertible Shares which were outstanding immediately prior to the Effective Time.

(g) No Liability. None of Buyer, Acquisition Sub, the Company or the Paying Agent shall be liable to any person in respect of any Merger Per Unit Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Merger Consideration delivered to the Paying Agent pursuant to the Agreement that remains unclaimed for 12 months after the Effective Time shall be redelivered by the Paying Agent to Buyer, upon demand, and any holders of Units or Series C Convertible Shares which have not been surrendered as contemplated by Section 2.2 shall thereafter look only to Buyer for delivery of the Merger Per Unit Amount, subject to applicable abandoned property, escheat and other similar laws.

(h) Withholding Rights. Buyer, the Surviving Entity or the Paying Agent shall be entitled to deduct and withhold from the Merger Per Unit Amount or other amount otherwise payable pursuant to the Agreement to any holder of Units, Series C Convertible Shares or Company Options such amounts as Buyer, the Surviving Entity or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Buyer, the Surviving Entity or the Paying Agent, such withheld amounts shall be (i) treated for all purposes of the Agreement as having been paid to the holder of Units, Series C Convertible Shares or Company Options, as the case may be, in respect of which such deduction and withholding was made by Buyer or the Paying Agent and (ii) paid over to the applicable Governmental Entity in accordance with applicable Law.

(i) Dissenting Shares. Notwithstanding anything in the Agreement to the contrary, holders of Units or Series C Convertible Shares who have properly exercised, perfected and not subsequently withdrawn or lost their dissenters’ rights with respect thereto in accordance with Article 15 of the VSCA (the “Dissenting Shares”) shall not have any of such Units or Series C Convertible Shares converted into the right to receive, or become exchangeable for, the Merger Per Unit Amount. The holders of such Units or Series C Convertible Shares shall be entitled to receive payment of the fair value of such shares in accordance with the provisions of such Article 15 unless and until such holders fail to perfect or shall have effectively withdrawn or lost their dissenters’ rights under Article 15 of the VSCA. If, after the Effective Time, any such holder fails to perfect or shall have effectively withdrawn or lost such right, each of such holder’s Units or Series C Convertible Shares shall thereupon be treated as if it had been converted into the right to receive, and become exchangeable for, at the Effective Time, the Merger Per Unit Amount, without interest thereon, as provided in Section 2.1 hereof. Buyer shall be responsible for all payments to be made under such Article 15 in respect of Dissenting Shares.

ARTICLE III

AMENDMENT

Section 3.1 Amendment. This Plan of Merger may be amended by the parties in writing by action of the Company’s Board of Directors and the General Partner at any time before or after the Company Shareholder Approval is obtained and prior to the Effective Time; provided, however, that, after the Company Shareholder Approval, no such amendment, modification or supplement shall amend:

(a) the amount of cash to be received under this Plan of Merger by the Company’s shareholders;

(b) the certificate of limited partnership of the Surviving Entity; and

(c) any of the other terms or conditions of the Plan of Merger if the change would adversely affect such shareholders in any material respect.

ARTICLE IV

DEFINITIONS

Section 4.1 Definitions. As used in this Plan of Merger, the following terms shall have the meanings set forth below:

(a) “Agreement” means the Agreement and Plan of Merger dated as of February 15, 2007 among Lion ES Hotels, LP, a Delaware Limited Partnership, Acquisition Sub and the Company.

(b) “Company Option” means the outstanding stock options to purchase Units granted under the Stock Incentive Plans (as such term is defined in the Agreement) or otherwise.

(c) “Company Shareholder Approval” means the affirmative vote, in each case as a separate voting group, of (A) a majority of the outstanding Common Shares, (B) more than two-thirds of the outstanding Series A Preferred Shares, (C) more than two-thirds of the outstanding Series C Convertible Shares, and (D) a majority of the total of the (1) outstanding Common Shares plus (2) Common Shares represented by the Series C Convertible Shares voting on an as-converted basis.

(d) “General Partner” means Lion ES Management, LLC, a Delaware limited liability company.

(e) “Merger Per Unit Amount” means an amount in cash equal to: (i) (A) the Merger Consideration, plus (B) an amount equal to the aggregate per Unit exercise price of all Company Options, divided by (ii) the total number of Units, Series C Convertible Shares and Units underlying Company Options outstanding immediately prior to the Effective Time.

(f) “Taxes” means any U.S. federal, state, local or foreign income, gross receipts, license, payroll, employment withholding, property, sales, excise or other tax or governmental charges of any nature whatsoever, together with any penalties, interest or additions thereto.

EXHIBIT B

TRANSFER AGREEMENT

This Transfer Agreement (the “Agreement”), dated as of                      , 2007, by and among APPLE HOSPITALITY TWO, INC., a Virginia corporation (the “Company”) and APPLE HOSPITALITY FIVE, INC., a Virginia corporation (“Apple Five”).

WHEREAS, the Company, Lion ES Hotels, LP, a Delaware limited partnership (“Buyer”) and Lion AHT Merger, LP, a Virginia limited partnership (“Acquisition Sub”) have entered into the Agreement and Plan of Merger dated as of February 15, 2007 (the “Merger Agreement”); and

WHEREAS, prior to the effectiveness of the transactions contemplated by the Merger Agreement, the Company has agreed to enter into this Agreement with Apple Five.

NOW THEREFORE, for value received, the parties hereby agree as follows:

1.	Capitalized terms used in this Agreement but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement, unless otherwise specified.

2.	On the date hereof, the Company shall pay Apple Five a total of $1,970,000 (One Million Nine Hundred Seventy Thousand Dollars) (the “Consideration”) via wire transfer in immediately available funds in consideration for Apple Five agreeing to the transactions contemplated by this Agreement.

3.	The Company hereby transfers and assigns to Apple Five, and Apple Five accepts such transfer and assignment from the Company, all rights, title and interest to (i) the Company’s personal property (including all furniture, fixtures or equipment) currently residing at its corporate headquarters at 814 East Main Street, Richmond, VA 23219 (the “Corporate Headquarters”), and (ii) the Company’s intangible property associated with the operations currently residing at the Corporate Headquarters, including any and all patents, copyrights, software, trademarks, trade dress, trade secrets, know-how and trade names, and specifically including the trade name “Apple Hospitality,” any derivation thereof and any logos related thereto, together with all goodwill related to any of the foregoing.

4.

Each of the contracts between the Company and Apple Five listed on Schedule 3 hereto (the “Terminated Contracts”) is hereby terminated with no further liabilities, rights, duties or obligations to either party. Apple Five does hereby, on behalf of itself and, to the extent allowed under applicable law, its officers, directors, shareholders, partners, affiliates, employees, agents, representatives, successors and assigns (and their respective Affiliates), release and forever discharge the Indemnitees (as defined below) from all Liabilities (as defined in Section 8(f) below) arising out of or relating to the Terminated Contracts or Apple Five’s relationship with the Company prior to the date hereof, without regard to the legal nature of the Liabilities and without regard to whether any such Liabilities arise from or are based upon tort, equity or implied or express contract of any sort. The Company does hereby, on behalf of itself and, to the extent allowed under applicable law, its officers, directors, shareholders, partners, affiliates, employees, agents, representatives, successors and assigns (and their respective Affiliates), release and forever discharge Apple Five and its officers, directors, shareholders, partners, affiliates, employees, agents, representatives, successors and assigns (the “Apple Five Indemnitees”) from all Liabilities arising out of or relating to the Terminated Contracts or the Company’s relationship with Apple Five prior to the date hereof (other than with respect to amounts owed to the Company under the Terminated Contracts or Assigned Contracts or otherwise for services rendered by the Company prior to the date hereof), without regard to the legal nature of the Liabilities and without regard to whether any such Liabilities arise from or are based upon tort, equity or implied or express contract of any sort.

5.	Each of the contracts listed on Schedule 4 hereto (collectively, the “Assigned Contracts”) is hereby fully assigned to Apple Five with all necessary consents from other parties obtained and attached hereto, such that the Company no longer has any liabilities, rights, duties or obligations under such contracts; provided, however, that the Company shall retain the right to collect all amounts due the Company under the Assigned Contracts for periods prior to the date hereof. Apple Five hereby accepts the foregoing assignment of the Assigned Contracts and hereby assumes and agrees to pay, perform and discharge when due all obligations and liabilities arising under or relating to the Assigned Contracts.

6.

On the date hereof, the Company shall terminate the employment of all of its employees. Apple Five shall offer employment to all of the Company’s employees (including Company employees who are absent from active employment for any reason on the date hereof), at such salary, bonus and other benefits which are, in the aggregate, comparable to the salary, bonus and other benefits received by each Company employee prior to the date hereof, and with such employees receiving service credit for their periods of service with the Company for all purposes under Apple Five’s employee benefit plans, policies and programs including (without limitation) for purposes of eligibility to participate, vesting, eligibility to receive benefits, and waiting and elimination periods. Each employee of the Company who accepts Apple Five’s offer of employment shall be a “Rehired Employee.” Apple Five shall credit each Rehired Employee with (i) his or her number of vacation, sick and personal days accrued while an employee of the Company through the date hereof and unused as of the date hereof and (ii) his or her year-to-date deductibles and copayments made under any Company Benefit Plan toward satisfaction of any analogous deductible and out-of-pocket requirements under any employee benefit plan or program of Apple Five (including under any Company Benefit Plan assumed by Apple Five pursuant to this Agreement). Apple Five hereby assumes from the Company and shall discharge all liabilities and obligations with respect to the payment of salary, bonus and other benefits and any associated payroll tax withholdings for all Rehired Employees effective as of the date hereof. Apple Five hereby assumes from the Company and shall discharge all liabilities and obligations with respect to the payment of any and all termination costs with respect to each employee of the Company who does not become a Rehired Employee, including (without limitation) severance pay and benefits, as applicable.

7.	The Company hereby transfers or assigns sponsorship to Apple Five, and Apple Five hereby accepts such transfer or assignment of sponsorship from the Company, all Company Benefit Plans listed on Schedule 6 hereto, including the associated obligations, liabilities, commitments and assets of such plans, and each related trust agreement, insurance contract, administrative services agreement, investment contract and each other similar contract or agreement. The termination and rehiring of the Rehired Employees shall not constitute, for purposes of any Company Benefit Plan or any other employee benefit plan of Apple Five, an employment termination, a separation from service, or a break in service, except as may be required by applicable law or as may be expressly required by the terms of any such Company Benefit Plan or employee benefit plan, and shall not cause any Rehired Employee to forfeit any benefits thereunder. Apple Five acknowledges and agrees that Apple Five is hereby assuming all obligations of the Company pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), including (without limitation) all such obligations with respect to individuals who, as of the date hereof, are COBRA qualified beneficiaries (as such term is defined in Section 4980B(g)(1) of the Code) under any Company Benefit Plan that is a group health plan (as such term is defined in Section 4980B(g)(2) of the Code).

8.	(a) Apple Five shall defend, protect and indemnify the Company, Buyer and Acquisition Sub and each of their respective officers, directors, shareholders, partners, affiliates, employees, agents, representatives, successors and assigns (collectively, the “Indemnitees”) and save and hold each of them harmless from and against, and pay on behalf of or reimburse such party on demand as and when incurred, any and all Liabilities incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (i) the Assigned Contracts or the Terminated Contracts, (ii) any claim by or with respect to any past or present employee of the Company, including, without limitation, claims that are currently pending against the Company, (iii) any employee benefit plan, program, policy or arrangement maintained or contributed to by the Company or with respect to which the Company has at any time had any liability or potential liability, including (without limitation) the Company Benefit Plans, and any and all obligations to make payment to any Person of any “excess parachute payments” within the meaning of Section 280G of the Code and any tax gross-up payments by reason of Section 4999 of the Code or otherwise, (iv) the breach or inaccuracy of any of the representations or warranties of Apple Five set forth herein and (v) any breach by Apple Five of any of its covenants or agreements contained herein. To the extent that the foregoing undertaking by Apple Five may be unenforceable for any reason, Apple Five shall make the maximum contribution to the payment and satisfaction of each of the Liabilities which is permissible under applicable law.

(b) Whenever a claim shall arise for indemnification hereunder or upon receipt by an Indemnitee of a written threat of a claim which an Indemnitee reasonably believes may give rise to a claim for indemnification hereunder, the Indemnitee seeking indemnification (an “indemnified party”) shall give prompt written notice to Apple Five of the claim for indemnification and the facts, in reasonable detail, constituting the basis for such claim; provided that failure of an indemnified party to give prompt written notice of any claim shall not release, waive or otherwise affect an indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party is materially adversely affected in its ability to defend against such claim or is otherwise materially prejudiced thereby.

(c) The obligations and liabilities of Apple Five to an indemnified party under this Agreement with respect to claims resulting from the assertion of Liabilities by Persons other than the Company (including claims of a Governmental Entity for penalties, fines and assessments) shall be subject to the following conditions:

(i) The indemnified party shall give prompt written notice to Apple Five of the nature of the assertion of liability by a third party and the amount thereof to the extent known; provided that failure of an indemnified party to give prompt written notice of any claim shall not release, waive or otherwise affect Apple Five’s obligations with respect thereto except to the extent that Apple Five is materially adversely affected in its ability to defend against such claim or is otherwise materially prejudiced thereby.

(ii) Apple Five shall be entitled to participate in or, at its option, assume the defense, appeal or settlement of such claim, in each case subject to clause (iv) below. Such defense, appeal or settlement shall be conducted through counsel selected by Apple Five.

(iii) In any Legal Action initiated by a third party and defended by Apple Five (w) the indemnified party shall have the right to be represented by advisory counsel and accountants of its own choosing (which counsel shall be reasonably acceptable to Apple Five) at the indemnified party’s sole cost and expense, (x) Apple Five shall keep the indemnified party fully informed as to the status of such Legal Action at all stages thereof, whether or not the indemnified party is represented by its own counsel, (y) Apple Five shall make available to the indemnified party, and its attorneys, accountants and other representatives, all books and records of Apple Five relating to such Legal Action and (z) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

(iv) Apple Five shall be permitted to make settlement of any claim, but may not make any settlement involving injunctive or other equitable relief against the indemnified party without the written consent of the indemnified party.

(d) No party to this Agreement, nor any indemnified party, shall seek or be entitled to incidental, indirect or consequential damages or damages for lost profits in any claim for indemnification under this Agreement (except to the extent such incidental, indirect or consequential damages or damages for lost profits are awarded to any third party).

(e) Notwithstanding anything in this Agreement or any applicable Law to the contrary, it is understood and agreed by the Company that, except in the case of fraud or knowing violations of criminal law, no director, officer, employee, agent, shareholder or Affiliate of Apple Five shall have (i) any personal liability to an indemnified party as a result of the breach of any representation, warranty, covenant or agreement of Apple Five contained herein or otherwise arising out of or in connection with the transactions contemplated hereby or (ii) any personal obligation to indemnify an indemnified party for any of claims pursuant to this Agreement, and, except in the case of fraud or knowing violations of criminal law, the Company will not seek recourse or commence any action against any director, officer, employee, agent, shareholder or Affiliate of Apple Five or any of their personal assets as a result of the breach of any representation, warranty, covenant or agreement of Apple Five contained herein or otherwise arising out of or in connection with the transactions contemplated hereby or thereby.

(f) For purposes of this Agreement, the term “Liabilities” shall mean any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, except as set forth in Section 8(d) above, liabilities and damages and expenses in connection therewith (irrespective of whether any such indemnified person is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements, interest and penalties and all amounts paid in investigation, defense or settlement of any of the foregoing and claims relating to any of the foregoing.

9.

All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of successors and assigns of the parties hereto whether or not so expressed. Apple Five hereby covenants and agrees that it shall not merge with, or sell, convey, assign or transfer all or substantially all of its assets (or engage in any transaction that has a similar effect, whether by operation of law or otherwise), to any third party unless such third party agrees in writing to assume all of Apple Five’s obligations hereunder. Notwithstanding the foregoing, Apple Five may freely assign this Agreement and all of its obligations hereunder to any third party who offers employment to at least a majority of the Apple Five employees at the time of such assignment so long as such third party agrees in writing to assume all of Apple Five’s obligations hereunder and the Company, or its successors or assigns, consents to such assignment; provided, such consent shall not be unreasonably withheld as long as the Company, or its successors or assigns, has a reasonable belief such third party has a net worth equal to or above $10 million. An assignment of this Agreement by Apple Five in accordance with this Section 9 shall relieve Apple Five of all of its obligations hereunder.

10.	Apple Five hereby represents and warrants to the Company that:

(a) Apple Five is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own all of its properties and assets and to carry on its business as now being conducted.

(b) Apple Five has corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Apple Five, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the Board of Directors of Apple Five and no other corporate proceedings on the part of Apple Five are necessary with respect thereto. This Agreement has been duly executed and delivered by Apple Five and, assuming that the Company has duly authorized, executed and delivered this Agreement, this Agreement constitutes a valid and binding obligation of Apple Five, enforceable in accordance with its terms except as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally or (2) general principles of equity (regardless whether enforceability is considered in a proceeding at law or in equity).

(c) To Apple Five’s Knowledge, Schedule 6 hereto contains a true, complete and accurate list of all Company Benefit Plans.

(d) To Apple Five’s Knowledge, the Company has no liabilities whatsoever, whether direct or indirect, primary or secondary, or contingent, with respect to any employee benefit plan, program, policy or arrangement other than the Company Benefit Plans.

11.	This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia without giving effect to principles of conflict of law. The Company and Apple Five irrevocably waive any objections that they may have now or hereafter to (i) the personal or subject matter jurisdiction of the Courts of the Commonwealth of Virginia, (ii) the venue of any proceedings brought in the Courts of the Commonwealth of Virginia, or (iii) that such proceedings have been brought in a non-convenient forum. Any final judgment (after appeal or expiration of time for appeal) entered by such Court shall be conclusive and binding upon the parties and may be enforced in the courts or any other jurisdiction to the fullest extent permitted by law.

12.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.	Each of Apple Five and the Company hereby agrees to execute any other documents or to provide any further materials or documentation in its possession that are necessary in order to fulfill the provisions of or the purpose of this Agreement. From and after the date hereof, Apple Five shall use its commercially reasonable efforts to (and shall cause its Affiliates and representatives to) provide (or cause to be provided) to the Company and its representatives reasonable access to the Rehired Employees (as long as such persons are still employees of Apple Five) and to all books and records (including any accounting work papers) and any other information or data relating to the Company that is in Apple Five’s possession or control, in each case to the extent reasonably requested by the Company for any reasonable business purpose, and only to the extent that the Company pays for any third party costs and expenses incurred by Apple Five associated with this provision; provided, however, that Apple Five shall not have any obligation to provide such access if (i) doing so would require Apple Five to incur any material cost or expense which the Company will not agree to reimburse, or (ii) doing so would involve a material amount of time from any Rehired Employee or other employee, Affiliate or representative of Apple Five, and the Company is unwilling to pay Apple Five or such Affiliate or representative of Apple Five a reasonable amount to adequately compensate it for such time.

14.	If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

15.	“Apple Five’s Knowledge” shall mean the actual knowledge, after reasonable inquiry, of Glade M. Knight, David S. McKenney and Justin G. Knight.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Company and Apple Five have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

APPLE HOSPITALITY TWO, INC.

By:
Title:
Date:

APPLE HOSPITALITY FIVE, INC.

By:
Title:
Date:

EXHIBIT C

[Date]

[Buyer]

[Acquisition Sub]

[                    ]

[                    ]

Ladies and Gentlemen:

We have acted as counsel to Apple Hospitality Two, Inc., a Virginia corporation (the “Company”), in connection with the execution and delivery of the Agreement and Plan of Merger, (the “Merger Agreement”) dated as of February            , 2007, among the Company,                     , and                      pursuant to which the Company will merge with and into             , as more fully described in the proxy statement of the Company dated                     , 2007 (the “Proxy Statement”). At your request, we are rendering our opinion concerning the qualification of the Company as a real estate investment trust (“REIT”). Capitalized terms contained herein and not otherwise defined herein have the same meanings given such terms in the Merger Agreement.

Basis for Opinion

The opinion set forth in this letter is based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations thereunder (including proposed and temporary Treasury regulations), and interpretations of the foregoing as expressed in court decisions, legislative history, and administrative determinations of the Internal Revenue Service (the “IRS”) (including its practices and policies as reflected in private letter rulings, which are not binding on the IRS except with respect to the taxpayers that receive them), and such other authorities as we have considered relevant, all as of the date hereof. These provisions and interpretations are subject to changes (which may apply retroactively) that might result in material modifications of our opinion. Any change in applicable authorities or the facts or circumstances surrounding the transactions considered herein, or any inaccuracy in the factual statements, representations or assumptions upon which we have relied, including without limitation those contained in the Officer Certificate, may affect the continuing validity of the opinions set forth herein. An opinion of counsel is not binding on the IRS or the courts, and there can be no assurance, and none is therefore given, that the IRS will not take a position contrary to one or more of the positions reflected in the following opinion, or that our opinion will be upheld by the courts if challenged by the IRS.

In rendering the opinion set forth below, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for our opinion, including (but not limited to) the Merger Agreement (including all attachments and documents delivered pursuant thereto); the Proxy Statement; the

[Buyer]

[Acquisition Sub]

[                    ]

[Date]

Amended and Restated Articles of Incorporation, Bylaws and other corporate documents of the Company; and audited financial statements of the Company. The opinion set forth in this letter also is premised on certain written representations of the Company and its subsidiaries contained in a letter to us dated on or about the date hereof (the “Officer’s Certificate”). The Officer’s Certificate and the documents referenced in the second preceding sentence are sometimes collectively referred to as the “Opinion Documents”.

In rendering our opinion, we have relied, with your consent, upon the Opinion Documents, including without limitation, the representations and certifications in the Officer’s Certificate. For purposes of rendering our opinion, however, we have not made an independent investigation or audit of the facts set forth in any of the Opinion Documents. We are not aware, however, of any material facts or circumstances contrary to, or inconsistent with, the representations we have relied upon as described herein or other assumptions set forth herein. Finally, our opinion is limited to the tax matters specifically covered herein, and we have not addressed, nor have we been asked by you to address, any other tax matters relevant to the Company.

In rendering the opinion set forth below, we have also relied, with your consent, on the following assumptions:

(1)	that all of the representations, certifications and statements set forth in the Opinion Documents are true, correct and complete and will continue to be true, correct and complete through and as of the Effective Time (other than the representation contained in Section 3.1(h)(ii) of the Merger Agreement and the covenants contained in Sections 4.1, 5.6(c) and 5.6(f) of the Merger Agreement); all factual representations and certifications contained in the Officer’s Certificate made “to the best knowledge of” any person or party or with similar qualification are and will be true, correct and complete as if made without such qualification; the Company will not take any action that is inconsistent with any representation or certification made by it; and all of the obligations imposed by any of the Opinion Documents on the parties thereto, including obligations imposed under the Company’s Amended and Restated Articles of Incorporation, have been and will be performed or satisfied in accordance with their terms; and

(2)	the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

[Buyer]

[Acquisition Sub]

[                    ]

[Date]

Opinion

Based upon and subject to the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Company will be treated as having organized and operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) under the Code for its taxable years ended December 31, 2001 through the Effective Time.

We undertake no responsibility to advise you of any development or circumstance of any kind, including any change in law or fact, that may occur after the date of this opinion, or of any inaccuracy in any of the information upon which we have relied in rendering this opinion, even though such development, circumstance, change or inaccuracy may affect the opinions set forth herein. The Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to shareholders, and the diversity of its stock ownership. We will not review the Company’s continued compliance with these requirements. Accordingly, no assurance can be given that the actual results of the operations of the Company, the sources of its income, the nature of its assets, the level of the Company’s distributions to its shareholders and the diversity of the Company’s stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

This opinion neither relates nor purports to cover the laws, regulations or other legal authorities of (i) the United States, except those related to United States federal income taxes, (ii) any state or locality of the United States, or (iii) any foreign governmental authority, whether relating to taxation or otherwise. Further, we express no opinion concerning any United States federal income tax matters other than as specifically set forth herein.

This opinion letter has been prepared and delivered solely in connection with the Merger Agreement, speaks as of the date hereof, and supersedes all prior drafts or versions hereof. This opinion letter may not be relied upon, or quoted in whole or in part, by any other person or for any other purpose without the prior written consent of this firm.

The U.S. Treasury Department, pursuant to Circular 230 (31 CFR part 10), requires that we include the following disclaimer:

This communication (including any attachments) is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties that the internal revenue service may impose or of promoting, marketing or recommending to another party any partnership or other entity, investment plan, arrangement or transaction

Very truly yours,

EXHIBIT D

DEPOSIT AGREEMENT

This DEPOSIT AGREEMENT (“Deposit Agreement”) is made as of February 15, 2007, by and among Lion ES Hotels, LP, a Delaware limited partnership (“Buyer”), Apple Hospitality Two, Inc., a Virginia corporation (the “Company”), and Fidelity National Title Insurance Company, as deposit agent (the “Deposit Agent”).

RECITALS

A. Buyer and the Company are parties to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of February 15, 2007, pursuant to which Lion AHT Merger, LP, a Virginia limited partnership and a wholly-owned subsidiary of Buyer (“Acquisition Sub”) will merge with and into the Company, such that the Company will become a wholly-owned subsidiary of Buyer. Capitalized terms used in this Deposit Agreement and not otherwise herein defined have the meanings given to them in the Merger Agreement.

B. The Merger Agreement provides that Buyer will deliver to the Deposit Agent $1,250,000 in cash (the “First Deposit Amount”) simultaneous with the execution of the Merger Agreement. Buyer shall deliver to the Deposit Agent an additional $1,250,000 in cash (the “Second Deposit Amount”) upon delivering an Election to Proceed to the Company, pursuant to Section 1.8 of the Merger Agreement. The delivery of the Election to Proceed is at the sole and absolute option and discretion of Buyer. The First Deposit Amount and the Second Deposit Amount (should it be delivered) are to be held in accordance with the terms and conditions of this Deposit Agreement.

C. Fidelity National Title Insurance Company has agreed to serve as Deposit Agent, subject to the terms and conditions of this Deposit Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Appointment of the Deposit Agent. Buyer and the Company hereby appoint and engage the Deposit Agent, and by its execution hereof the Deposit Agent hereby agrees, to hold, invest, re-invest and administer the Deposit Fund (as defined herein) in accordance with the terms of this Deposit Agreement.

2. Deposit of Deposit Fund. Simultaneous with the execution and delivery of this Deposit Agreement, Buyer has delivered the First Deposit Amount in cash to the Deposit Agent. The receipt of these funds is hereby acknowledged by the Deposit Agent. If and when Buyer delivers the Election to Proceed to the Company, Buyer shall simultaneously deliver the Second Deposit Amount in cash to the Deposit Agent. The First Deposit Amount and the Second Deposit Amount (should it be delivered) shall constitute the Deposit Fund (“Deposit Fund”).

3. Investment of Deposit Fund. The Deposit Agent shall deposit the Deposit Fund in an interest bearing money market account as may be specified by Buyer. All interest and other earnings accumulated thereon and proceeds therefrom (the “Deposit Earnings”) shall be added to and become a part of the Deposit Fund. The Deposit Agent will hold the Deposit Fund upon the terms and conditions set forth in this Deposit Agreement.

4. Release of Deposit Fund.

(a) Whenever the Deposit Agent receives a written notice (an “Election Period Notice”) signed by Buyer and the Company stating that Buyer has delivered a Termination Election to the Company prior to the expiration of the Election Period, or that Buyer has failed to deliver an Election to Proceed prior to the expiration of the Election Period, the Deposit Agent shall promptly, and in any event within three (3) Business Days, deliver the Deposit Fund to Buyer.

(b) Whenever the Deposit Agent receives a written notice (a “Termination Notice”) and any appropriate evidencing documentations (i) from the Buyer that the Merger Agreement has been terminated by the Buyer pursuant to Sections 8.1(a), 8.1(b), 8.1(d), 8.1(f), 8.1(g), 8.1(h), 8.1(i) or 8.1(e) (by the Company) thereof (such Notice a “Buyer Notice”), or (ii) from the Company that the Merger Agreement has been terminated pursuant to Section 8.1(c) or Section 8.1(e) (by Buyer) thereof (such Notice a “Company Notice”), the Deposit Agent shall send a copy of such Buyer Notice or Company Notice and evidencing documentations to the other party within three (3) Business Days of the receipt of such Buyer Notice or Company Notice. The other party shall send a written notice (a “Response”) to the Deposit Agent stating whether it agrees with the statements in the Buyer Notice or Company Notice, as applicable, within three (3) Business Days of the receipt of such Buyer Notice or Company Notice. Whenever the Deposit Agent receives a Response that agrees with the Buyer Notice or Company Notice, as applicable, then the Deposit Agent shall promptly, and in any event within three (3) Business Days of receiving such Response, deliver the Deposit Fund to Buyer in the case of a Buyer Notice, and deliver the Deposit Fund to the Company in the case of a Company Notice. The party sending the Termination Notice or Response to the Deposit Agent shall copy the other party hereto on such Termination Notice or Response.

(c) If no Election Period Notice or Termination Notice has yet been delivered pursuant to clauses (a) or (b) above, at least three (3) Business Days prior to the Closing Date, Buyer and the Company shall jointly send a notice to the Deposit Agent notifying the Deposit Agent who has been selected to be the Paying Agent, supplying wiring instructions for the Paying Agent and stating the Closing Date. One (1) Business Day prior to the Closing Date, the Deposit Agent shall deliver the Deposit Fund to the Paying Agent via wire transfer of immediately receivable funds.

(d) Anything in this Agreement notwithstanding, if at any time the Deposit Agent receives a notice signed by Buyer and the Company (a “Direction Notice”), or a final order of a court of competent jurisdiction (a “Final Order”) that directs delivery of the Deposit Fund, the Deposit Agent shall, at the expense of the party identified in the Direction Notice or at the expense of the party receiving such Deposit Fund as a result of such Final Order, unless such

2

Final Order specifies otherwise, comply with such Direction Notice or Final Order. The Deposit Agent shall also be entitled to deposit the Deposit Fund with the clerk of any court of competent jurisdiction upon commencement of an action in the nature of interpleader or in the course of any court proceedings. Upon any delivery or deposit of the Deposit Fund as provided in this section 4(d), the Deposit Agent shall thereupon be discharged of and from all other and further responsibilities with respect to the Deposit Fund.

5. Concerning the Deposit Agent.

(a) The Deposit Agent hereby accepts its obligations under this Deposit Agreement, and represents that it has the legal power and authority to enter into this Deposit Agreement and perform its obligations hereunder. The Deposit Agent further agrees that all property held by the Deposit Agent hereunder shall be segregated from all other property held by the Deposit Agent and shall be identified as being held in connection with this Deposit Agreement. Segregation may be accomplished by appropriate identification on the books and records of the Deposit Agent. The Deposit Agent agrees that its documents and records with respect to the transactions contemplated hereby shall be available for examination by the authorized representatives of the Company and by the authorized representatives of Buyer. Buyer and the Company agree that the duties of the Deposit Agent in its capacity as Deposit Agent under this Agreement are ministerial in nature (and shall not be construed to be fiduciary) and that the Deposit Agent shall incur no liability under this Agreement except for its bad faith, gross negligence or willful misconduct.

(b) The Deposit Agent has waived its fees associated with its services hereunder, including all reasonable expenses, disbursements and advances incurred or made by it in the performance of its duties hereunder.

(c) The Deposit Agent shall not be liable for any action it takes or fails to take which it reasonably believes is within the rights or powers conferred upon it hereunder, or for action which it takes, or fails to take, in good faith and in accordance with advice of counsel (which counsel may be of the Deposit Agent’s own choosing). The Deposit Agent shall not be liable for any mistake it may make or for any acts or omissions of any kind unless caused by or arising out of the Deposit Agent’s own bad faith, gross negligence or willful misconduct.

(d) Buyer and the Company each agree, severally and not jointly, to indemnify and hold harmless the Deposit Agent against any and all liabilities incurred by the Deposit Agent, in its capacity as such, as a consequence of their own actions. Buyer and the Company agree jointly to indemnify and hold harmless the Deposit Agent from any and all liabilities incurred by the Deposit Agent, in its capacity as such, that are not a consequence of the action of Buyer or the Company. Notwithstanding the foregoing, the Deposit Agent shall be responsible for any liability incurred by it which is caused by or arises out of the Deposit Agent’s own bad faith, gross negligence or willful misconduct.

(e) Notwithstanding anything herein to the contrary, the Deposit Agent shall have and is hereby granted a possessory lien on and security interest in the Deposit Fund, and all proceeds thereof, to secure payment of all amounts owing to it from time to time under this Agreement, whether now existing or hereafter arising. The Deposit Agent shall have the right to deduct from the Deposit Fund, and proceeds thereof, any such sums, upon one (1) Business Day’s notice to both Buyer and the Company of its intent to do so.

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6. Tax Treatment. For federal, state and local tax purposes, Buyer (i) shall be treated as the owner of the assets held in deposit hereunder until disbursed, and (ii) shall include in taxable income all Deposit Earnings, taking into account all items of income, deduction, and credit (including capital gains and losses) derived therefrom. The parties agree further that the Deposit Agent shall report the Deposit Earnings on Forms 1099 (and such other tax reporting forms as may be required) in a manner consistent therewith.

7. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given if (i) delivered personally or by nationally recognized overnight courier or delivery service or (ii) transmitted by facsimile during normal business hours to the following listed persons at the addresses and facsimile numbers specified below, or to such other persons, addresses or facsimile numbers as a party entitled to notice shall give, in the manner hereinabove described, to the others entitled to notice:

(a)	If to Buyer, to:

ING Clarion Partners

3141 Hood Street, Suite 700

Dallas, TX 75219

Attn: Charles R. Lathem

Fax: (214) 775-7600

and a copy to:

Mayer, Brown, Rowe & Maw LLP

71 South Wacker Drive

Chicago, IL 60606

Attn: James T. Lidbury

Fax: (312) 706-8164

(b)	If to Seller, to:

Apple Hospitality Two, Inc.

814 East Main Street

Richmond, VA 23219

Attn: Glade M. Knight

Fax: (804) 344-8129

and a copy to:

McGuireWoods LLP

901 East Cary Street

Richmond, VA 23219

Attn: David W. Robertson, Esq.

Fax: (804) 775-1061

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(c)	If to the Deposit Agent, to:

Fidelity National Title Insurance Company

717 North Harwood Street

Suite 800

Dallas, TX 75201

Attn: G. Timothy Hardin

Fax: (214) 969-5348

If given personally or by nationally recognized courier or delivery service, or transmitted by facsimile, a notice shall be deemed to have been given when it is received.

8. Miscellaneous. This Agreement (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; (ii) is not intended to and shall not confer upon any other person or business entity, other than the parties hereto, any rights or remedies with respect to the subject matter hereof except as otherwise provided herein; (iii) shall not be amended except pursuant to a written instrument signed by all the parties hereto; (iv) shall not be assigned; (v) shall be governed in all respects by the laws of the Commonwealth of Virginia without regard to its laws or regulations relating to choice of laws and (vi) may be executed in two or more counterparts (by original or facsimile signature), all of which shall be considered one and the same agreement. If any portion of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.

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WITNESS the following signatures as of the date above first written.

LION ES HOTELS, LP

By:	Lion ES Management, LLC
Its:	General Partner

By:	ING Clarion Partners, LLC
Its:	Manager

By:
Name:
Title:

APPLE TWO HOSPITALITY, INC.:

By:
Name:
Title:

FIDELITY NATIONAL TITLE INSURANCE COMPANY as Deposit Agent

By:
Name:
Title: